UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Bed Bath & Beyond Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BED BATH & BEYOND INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JUNE 30, 2009

TIME	9:00 A.M. on Tuesday, June 30, 2009

PLACE	Madison Hotel
One Convent Road
Morristown, New Jersey 07960

ITEMS OF BUSINESS	(1)	To elect ten directors until the Annual Meeting in 2010 and until their respective successors have been elected and qualified (Proposal 1).

	(2)	To ratify the appointment of KPMG LLP as independent auditors for the 2009 fiscal year (Proposal 2).

	(3)	To approve an amendment to the Company’s Restated Certificate of Incorporation adopting majority voting for the election of directors in non-contested elections (Proposal 3).

	(4)	To approve an amendment to the Company’s Restated Certificate of Incorporation eliminating supermajority voting provisions (Proposal 4a).

	(5)	To approve an amendment to the Company’s Restated Certificate of Incorporation adding a new article eliminating statutory supermajority voting requirements (Proposal 4b).

	(6)	To re-approve the performance goals under the Bed Bath & Beyond Inc. 2004 Incentive Compensation Plan (Proposal 5).

	(7)	To vote on a shareholder proposal (Proposal 6).

	(8)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or adjournments.

RECORD DATE	You can vote if you were a shareholder of record on May 5, 2009.

PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online, via telephone or to fill out the enclosed proxy card and return it to us in the envelope provided. No postage is required.

Important Notice Regarding the Availability of Proxy Material for the Annual Meeting of Shareholders to be held on June 30, 2009: this Notice of 2009 Annual Meeting of Shareholders, proxy statement and the Company’s 2008 Annual Report are available at www.bedbathandbeyond.com/annualmeeting2009.asp

[June 1], 2009	Warren Eisenberg
Co-Chairman

Leonard Feinstein
Co-Chairman

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

PROXY STATEMENT

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Bed Bath & Beyond Inc. (the “Company”, “we”, or “us”), a New York corporation, of proxies to be voted at our 2009 Annual Meeting of Shareholders and at any adjournment or adjournments.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

This Proxy Statement, the proxy card and our 2008 Annual Report are being mailed starting [June 1], 2009. The information regarding stock ownership and other matters in this proxy statement is as of the record date, May 5, 2009, unless otherwise indicated.

What may I vote on?

You may vote on the following proposals:

•                                election of ten directors to hold office until the Annual Meeting in 2010 (Proposal 1);

•                                ratification of the appointment of KPMG LLP as independent auditors for fiscal 2009 (Proposal 2);

•                                approval of an amendment to the Company’s Restated Certificate of Incorporation adopting majority voting for the election of directors in non-contested elections (Proposal 3);

•                                approval of an amendment to the Company’s Restated Certificate of Incorporation eliminating supermajority voting provisions (Proposal 4a);

•                                approval of an amendment to the Company’s Restated Certificate of Incorporation adding a new article eliminating statutory supermajority voting requirements (Proposal 4b);

•                                re-approval of the performance goals under the Bed Bath & Beyond Inc. 2004 Incentive Compensation Plan (Proposal 5); and

•                                consideration of a shareholder proposal (Proposal 6).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE TEN DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS, FOR THE APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION ADOPTING MAJORITY VOTING FOR THE ELECTION OF DIRECTORS IN NON-CONTESTED ELECTIONS, FOR THE APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION ELIMINATING SUPERMAJORITY VOTING PROVISIONS, FOR THE APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION ADDING A NEW ARTICLE ELIMINATING STATUTORY SUPERMAJORITY VOTING REQUIREMENTS, FOR THE RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE BED BATH & BEYOND INC. 2004 INCENTIVE COMPENSATION PLAN AND AGAINST THE SHAREHOLDER PROPOSAL.

Who may vote?

Shareholders of record of the Company’s common stock at the close of business on May 5, 2009 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 260,855,916 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How do I vote?

The Company encourages you to use the electronic means available to you to vote your shares. How you vote will depend on how you hold your shares of Bed Bath & Beyond Inc. stock.

Shareholder of Record

If your shares are registered directly in your name with Bed Bath & Beyond Inc.’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. If you hold restricted stock under the Company’s 2004 Incentive Compensation Plan, you are also considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote by proxy. There are three ways you can do so:

•  Vote by Internet - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.

•  Vote by phone - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.

•  Vote by mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided, or return it to Bed Bath & Beyond Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. on June 29, 2009.

Beneficial Owner

Most shareholders of Bed Bath & Beyond Inc. hold their shares through a stockbroker, bank or other nominee, rather than directly in their own name. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction form for you to use in directing the broker or nominee on how to vote your shares.

Can I change my vote?

Yes. If you are the shareholder of record, you may revoke your proxy before it is exercised by doing any of the following:

•  sending a letter to the Company stating that your proxy is revoked;

•  signing a new proxy and sending it to the Company; or

•  attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker or nominee for instructions on changing their vote.

How many votes must be present to hold the Annual Meeting?

A “quorum” is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting. They may be present at the Annual Meeting or represented by proxy. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum, but are not counted for purposes of determining any of the proposals to be voted on, other than with respect to the proposed amendments to the Restated Certificate of Incorporation. Abstentions and broker “non-votes,” if any, will have the same effect as votes “against” the proposed amendments to the Restated Certificate of Incorporation.

How many votes are needed to approve the proposals?

At the 2009 Annual Meeting, a plurality of the votes cast is required for the election of directors. This means that the ten nominees with the most votes for election will be elected. In this proxy statement, the Company is seeking shareholder approval of an amendment to its Restated Certificate of Incorporation requiring a majority vote for the election of directors in non-contested elections starting with the 2010 Annual Meeting, which is described below.

A “FOR” vote by a majority of the votes cast is required to ratify the selection of KPMG LLP as the Company’s independent auditors for fiscal 2009, to re-approve the performance goals under the Bed Bath & Beyond Inc. 2004 Incentive Compensation Plan and to approve the shareholder proposal. A “FOR” vote by a majority of the outstanding shares of the Company is required to approve the Company proposal to amend its Restated Certificate of Incorporation to require majority voting for the election of directors in non-contested elections. A “FOR” vote by 80% of the outstanding shares of the Company is required to approve the Company proposal to amend its Restated Certificate of Incorporation to eliminate supermajority voting provisions.  A “FOR” vote by two-thirds of the outstanding shares of the Company is required to approve the Company proposal to amend its Restated Certificate of Incorporation to add a new article eliminating statutory supermajority voting requirements.

What is an abstention?

An abstention is a properly signed proxy card which is marked “abstain.”

What is a broker “non-vote”?

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current applicable rules, Proposals 1 through 4b are “discretionary” items upon which New York Stock Exchange member brokerage firms that hold shares as a nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment, the persons named in the proxy will have discretion to vote on those matters. As of February 4, 2009, which is the date by which shareholder proposals must have been received by the Company to be presented at the Annual Meeting, and as of the date of this proxy statement, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

The Company will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by directors or employees of the Company. The Company has engaged D.F. King & Co., Inc., for a fee to be determined, to assist in the solicitation of proxies. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

Whom should I call with other questions?

If you have additional questions about this proxy statement or the Annual Meeting or would like additional copies of this document or our 2008 Annual Report on Form 10-K, please contact: Bed Bath & Beyond Inc., 650 Liberty Avenue, Union, NJ 07083, Attention: Investor Relations Dept., Telephone: (908) 688-0888.

CORPORATE GOVERNANCE ENHANCEMENTS

This past year, the Nominating and Corporate Governance Committee and the Board of Directors carefully considered numerous changes to the Company’s corporate governance structure, and the Board, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, took the following actions: (i) authorized and recommended that the shareholders approve at the 2009 Annual Meeting an amendment to the Company’s Restated Certificate of Incorporation providing for majority voting for the election of directors in non-contested elections, which is described below; (ii) adopted, effective after shareholder approval of the proposal regarding majority voting for the election of directors in non-contested elections and the filing of a certificate of amendment of the Company’s Restated Certificate of Incorporation with the New York Department of State, a director resignation policy which is described below, consistent with the majority vote standard; (iii) authorized and recommended that the shareholders approve at the 2009 Annual Meeting amendments to the Company’s Restated Certificate of Incorporation eliminating all supermajority voting provisions, including statutory requirements under the New York Business Corporation Law, which are described below; (iv) adopted a policy as part of the Company’s corporate governance guidelines on the recovery of incentive compensation, commonly referred to as a “clawback policy,” applicable to the Company’s named executive officers (as defined under Item 402(a)(3) of Regulation S-K); (v) adopted and approved amendments to the Company’s Amended By-laws to provide that, effective immediately after the 2009 Annual Meeting, subject to certain requirements and limitations, a special meeting of the Company’s shareholders may be called upon written request by the record holders of at least 50% of the voting power of the outstanding shares of the Company; and (vi) if no advisory vote on executive compensation is required by law at the time of the Company’s 2011 Annual Meeting, approved in principle that, effective with the Company’s 2011 Annual Meeting, the Company will implement a non-binding, advisory vote by the Company’s shareholders on the Compensation Committee’s compensation philosophy, policies and procedures for the Company’s named executive officers.

ELECTION OF DIRECTORS (PROPOSAL 1)

How is the Board of Directors structured and who has been nominated?

Upon the recommendation of the Board of Directors, at our 2006 Annual Meeting, our shareholders approved an amendment to our Restated Certificate of Incorporation to eliminate the classification of the Board of Directors and to provide for the annual election by the shareholders of each member of the Board.

The Board of Directors, upon recommendation of its Nominating and Corporate Governance Committee, has nominated, for a one year term expiring at the 2010 Annual Meeting, the following ten current directors, whose terms of office as directors expire at the 2009 Annual Meeting: Warren Eisenberg, Leonard Feinstein, Steven H. Temares, Dean S. Adler, Stanley F. Barshay, Klaus Eppler, Patrick R. Gaston, Jordan Heller, Victoria A. Morrison and Fran Stoller. The current number of directors is eleven. Robert S. Kaplan has notified the Board that he has chosen not to stand for reelection as a director nominee at the 2009 Annual Meeting. Mr. Kaplan’s retirement from the Board will become effective as of the end of the 2009 Annual Meeting. The Board has authorized a reduction in the size of the Board from eleven to ten members effective as of the end of the 2009 Annual Meeting.

Information concerning the nominees as of the record date is provided below:

Warren Eisenberg, 78, is a Co-Founder of the Company and has served as Co-Chairman since 1999. He has served as a director since 1971. Mr. Eisenberg served as Chairman from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to 2003.

Leonard Feinstein, 72, is a Co-Founder of the Company and has served as Co-Chairman since 1999. He has served as a director since 1971. Mr. Feinstein served as President from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to 2003.

Steven H. Temares, 50, currently serves as Chief Executive Officer of the Company. He was President and Chief Executive Officer from 2003 to 2006 and was President and Chief Operating Officer from 1999 to 2003. Mr. Temares joined the Company in 1992 and has served as a director since 1999.

Dean S. Adler, 52, is a Co-Founder and Chief Executive Officer of Lubert-Adler Partners, L.P., a private real estate investment firm. He has served as a Principal of Lubert-Adler Partners, L.P. for more than five years. He has been a director of the Company since 2001. Mr. Adler is also a director of Developers Diversified Realty Corp.

Stanley F. Barshay, 69, has served as Chairman of Schering-Plough Consumer HealthCare Products since 2003. Prior to 1997, Mr. Barshay served in a variety of senior executive positions at American Home Products (now Wyeth). Between 1997 and 2003, Mr. Barshay served as a consultant for several companies. He has been a director of the Company since 2003.

Klaus Eppler, 78, is a practicing attorney and has been a pensioned partner in the law firm of Proskauer Rose LLP, counsel to the Company, since 2001. Mr. Eppler was an equity partner of Proskauer Rose LLP from 1965 to 2001. He has been a director of the Company since 1992. Mr. Eppler serves as outside Lead Director. Mr. Eppler is also a director of The Dress Barn, Inc.

Patrick R. Gaston, 51, has been the President of Verizon Foundation since 2003. Prior to assuming this position, Mr. Gaston held a variety of management positions at Verizon Communications Inc. and its predecessors since 1984, including positions in operations, marketing, human resources, strategic planning and government relations. He has been a director of the Company since 2007.

Jordan Heller, 48, has been President of Heller Wealth Advisors LLC, a provider of financial advisory services, since March 2008. Mr. Heller was previously a Partner with The Schonbraun McCann Group LLP from 2005 to 2008. Prior to joining The Schonbraun McCann Group, Mr. Heller was a Managing Director at American Economic Planning Group. He has been a director of the Company since 2003.

Victoria A. Morrison, 56, has been the Executive Vice President & General Counsel of Edison Properties, LLC since 2007. Ms. Morrison was previously a practicing attorney and a partner in the law firm of Riker, Danzig, Scherer, Hyland & Perretti LLP for more than five years. She has been a director of the Company since 2001.

Fran Stoller, 50, is a practicing attorney and has been a partner in the law firm of Loeb & Loeb LLP for more than five years. She has been a director of the Company since 2003.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.

OTHER BOARD OF DIRECTORS INFORMATION

How many times did the Board of Directors meet last year?

The Board of Directors held eight meetings during fiscal 2008.

Director Attendance

Each director of the Company attended at least 75% of the total number of meetings of the Board of Directors and committees on which he or she served. The Company encourages, but does not require, the directors to attend the Company’s Annual Meeting of Shareholders. All of the Company’s directors attended the 2008 Annual Meeting of Shareholders, two of whom were present by telephone conference.

How were directors compensated for fiscal 2008?

The following table provides compensation information for each member of our Board of Directors during fiscal 2008, other than Warren Eisenberg, Leonard Feinstein and Steven H. Temares, each of whom is a named executive officer of the Company and none of whom received any additional compensation for his service as a director of the Company.

Annual director fees for fiscal 2008 were $50,000. In addition, directors serving on standing committees of the Board of Directors were paid as follows: an additional $10,000 for Audit Committee members, an additional $7,500 for Compensation Committee members and an additional $5,000 for Nominating and Corporate Governance Committee members, other than the Lead Director, who received an additional $15,000 for acting in that capacity. Director fees are paid on a quarterly basis. Directors have the right to elect to receive all or fifty percent of their fees in stock or cash. In addition to the fees above, each director received an automatic grant of restricted stock under the Company’s 2004 Incentive Compensation Plan with a fair market value on the date of the Company’s Annual Meeting of Shareholders during such fiscal year (the average of the high and low trading prices on such date) equal to $50,000, such restricted stock to vest on the first trading day following the expiration of any applicable blackout period following the last day of the fiscal year of grant provided that the director remains in office until such date. The following table provides director compensation information for fiscal year 2008.

Director and Committee Fees for Fiscal Year 2008

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Total ($)
Klaus Eppler	65,000		50,000	(3)	115,000
Dean S. Adler	57,500	(1)	50,000	(3)	107,500
Stanley F. Barshay	60,000	(2)	50,000	(3)	110,000
Patrick R. Gaston	60,000	(2)	50,000	(3)	110,000
Jordan Heller	60,000	(2)	50,000	(3)	110,000
Robert S. Kaplan	50,000	(1)	50,000	(3)	100,000
Victoria A. Morrison	62,500		50,000	(3)	112,500
Fran Stoller	62,500		50,000	(3)	112,500

(1)       All of these director fees were paid in shares of common stock of the Company pursuant to the Bed Bath & Beyond Plan to Pay Directors Fees in Stock and the number of shares was determined (in accordance with the terms of such plan) based on the fair market value per share on the second business day following the announcement of the Company’s financial results for its fiscal third quarter, which was $26.145 per share, the average of the high and low trading prices on January 9, 2009.

(2)       Fifty percent of these director fees were paid in shares of common stock of the Company pursuant to the Bed Bath & Beyond Plan to Pay Directors Fees in Stock and the number of shares was determined (in accordance with the terms of such plan) as described in footnote (1).

(3)       Represents the value of 1,753 restricted shares of common stock of the Company granted under the Company’s 2004 Incentive Compensation Plan at fair market value on the date of the Company’s 2008 Annual Meeting of Shareholders (the average of the high and low trading prices on such date).

Director Independence

The Board of Directors, upon the advice of the Nominating and Corporate Governance Committee, has determined that each of Mses. Morrison and Stoller and Messrs. Adler, Barshay, Eppler, Gaston, Heller and Kaplan are “independent directors” under the independence standards set forth in The NASDAQ Listing Rule 5605(a)(2).  This determination was based on the fact that each of these directors is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  This independence assessment is analyzed annually in both fact and appearance to promote arms-length oversight.

In making its independence determinations, the Board of Directors considered transactions occurring since the beginning of fiscal 2006 between the Company and entities associated with the independent directors or members of their immediate family.  In each case, the Board of Directors determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence.  The Board of Director’s independence determinations included reviewing the following relationships; however, in each case, no payments were made to any of the entities noted, during such entity’s last fiscal year, in excess of 1% of such entity’s consolidated gross revenues, where a director was a partner or owned more than a 10% equity interest in, or was an executive officer of, such entity:

•      Mr. Adler is a principal or executive officer of several private equity funds, each with broad commercial real estate holdings.  During the Company’s 2006 fiscal year, some of such funds had among their investments interests in entities which held real estate, portions of which were leased to the Company or its subsidiaries, and during the Company’s 2008 fiscal year, two of the Company’s subsidiaries leased a portion of one property for the operation of stores.  The Company also leases certain store locations from Developers Diversified Realty Corp. (or its affiliates), on whose Board of Directors Mr. Adler serves.

•      Mr. Barshay is an executive officer of Schering-Plough Consumer HealthCare Products, which manufactures a wide variety of consumer goods (available for sale at many retail outlets), some of which are purchased by the Company for resale in the ordinary course of business.

•      Mr. Eppler is a (non-equity) pensioned partner of Proskauer Rose LLP, which has received fees for legal services from the Company during the past three fiscal years and which is continuing to provide legal services to the Company during fiscal 2009.

•      Mr. Gaston is the President of Verizon Foundation, the philanthropic entity of Verizon Communications Inc.  The Company purchases a portion of its telecommunications services from Verizon Communications Inc. on terms and pricing generally available to Verizon customers.

•      Mr. Kaplan is a Senior Director of The Goldman Sachs Group, Inc., which receives commissions in connection with the Company’s stock repurchase program.

•      Ms. Morrison was a partner of Riker, Danzig, Scherer, Hyland & Perretti LLP during fiscal 2006, during which time this firm received fees for legal services from the Company.

Information about Committees of the Board; Compensation Committee Interlocks and Insider Participation

All members of the Audit, Compensation and Nominating and Corporate Governance Committees are considered independent pursuant to applicable Securities and Exchange Commission (“SEC”) and NASDAQ rules.  None of the members of the Compensation Committee was (i) during the past fiscal year, an officer or employee of the Company or any of its subsidiaries or (ii) formerly an officer of the Company or any of its subsidiaries.  None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Board Committees

Our Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees.  Information about each of these Committees follows.

Audit Committee

The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by (i) overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements and (ii) reviewing the financial reports and other financial information provided by the Company to the public.  In addition, the functions of this Committee have included, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company’s quarterly results and the results of their annual audit and reviewing the Company’s internal accounting controls.

The Audit Committee held seven meetings during fiscal 2008.  The current members of the Committee are Messrs. Barshay, Gaston and Heller.  The Board of Directors has determined that Mr. Heller is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and all of the members of the Committee meet the applicable independence standards for audit committee members in the NASDAQ Listing Rule 5605(c)(2)(A).

Compensation Committee

The function of the Compensation Committee is to assist the Board of Directors by (i) considering and determining all matters relating to the compensation of the Company’s Co-Chairmen, Chief Executive Officer and other executive officers (as defined in Rule 3b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such other key executives as the Committee shall determine; (ii) administering and functioning as the Committee that is authorized to make grants and awards of equity compensation to executive officers and such other key executives as the Committee shall determine under the Company’s equity-compensation plans; and (iii) reviewing and reporting to the Board on such other matters as may be appropriately delegated by the Board for the Committee’s consideration.

The Compensation Committee held seven meetings during fiscal 2008.  The current members of the Committee are Mr. Adler and Mses. Morrison and Stoller.  In addition to meeting the NASDAQ independence requirements, these members are “non-employee directors” for applicable SEC rules and are “outside directors” for purposes of applicable tax law.

Nominating and Corporate Governance Committee

The function of the Nominating and Corporate Governance Committee is to assist the Board of Directors by (i) reviewing and recommending changes in certain policies regarding the nomination of directors to the Board for its approval; (ii) identifying individuals qualified to become directors; (iii) evaluating and recommending for the Board’s selection nominees to fill positions on the Board; and (iv) recommending changes in the Company’s corporate governance policies to the Board for its approval.  The Committee’s policy is to identify potential nominees based on properly submitted suggestions from any source and has established procedures to do so.  In addition, the Board may determine that it requires a director with a particular expertise or qualification and will actively recruit such a candidate.  The Nominating and Corporate Governance Committee also has the authority to retain third party search firms to evaluate or assist in identifying or evaluating potential nominees.  Shareholders wishing to propose a director candidate for nomination must provide timely notice of such nomination in accordance with the Company’s By-laws.  The Nominating and Corporate Governance Committee held five meetings during fiscal 2008.  The current members of the Committee are Mr. Eppler and Mses. Morrison and Stoller.

Committee Charters; Additional Information

A complete copy of the charter of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as well as the Company’s policies on director attendance at the Annual Meeting and how shareholders can communicate with the Board of Directors, are available on the Company’s website at www.bedbathandbeyond.com.

The Board’s proposals with respect to the election of directors by a majority vote in non-contested elections and the related director resignation policy and the elimination of supermajority voting provisions are described below.  The Board’s actions with respect to the adoption of a policy on the recovery of incentive compensation, or “clawback policy,” shareholder called special meetings and advisory votes on compensation practices, or “say on pay,” are described above under the heading “Corporate Governance Enhancements.”

Certain Relationships and Related Transactions

On March 22, 2007, the Company acquired buybuy BABY, a retailer of infant and toddler merchandise, for approximately $67 million (net of cash acquired) and repayment of debt of approximately $19 million.  buybuy BABY was founded in 1996 by Richard and Jeffrey Feinstein, both of whom were previously employed by the Company, and are the sons of Leonard Feinstein, one of the Company’s Co-Chairmen.  The aforementioned repayment of approximately $19 million of debt resulted in the retirement of all indebtedness of buybuy BABY, which debt was held by Richard and Jeffrey Feinstein (approximately $16 million) and Leonard Feinstein (approximately $3 million).  The Company believes that such transaction and the related agreements were comparable to terms the Company could have obtained from an unrelated third party.

The Company’s Audit Committee, among other things, reviews and approves, on an annual basis and as otherwise appropriate, any proposed related party transactions.  The members of the Audit Committee also consult with the Company’s independent auditors to ensure that the Committee considers all transactions which the auditors advise may involve transactions with related persons.  The Audit Committee’s determinations with respect to all related party transactions are recorded in the minutes of the Audit Committee, and the Audit Committee’s responsibility to review and approve related party transactions is set forth in the Audit Committee’s charter.

In connection with the acquisition of buybuy BABY, the Board of Directors of the Company determined to appoint a Special Committee, consisting solely of independent directors (one member of the Audit Committee and two members of both the Compensation Committee and Nominating and Corporate Governance Committee), with full power and authority of the Special Committee to make conclusive determinations with respect to all matters relating to the acquisition, including, without limitation, the determination whether to enter into such transaction, the consideration, any employment or other arrangements with the principals of buybuy BABY, and other terms and conditions.  The Special Committee engaged independent legal counsel and independent financial advisors and received an opinion from such financial advisors that the consideration paid by the Company (including the debt repayment referred to above) was fair.  The Company’s Co-Chairmen, Leonard Feinstein and Warren Eisenberg, recused themselves from deliberations relating to the transaction.

RATIFICATION OF APPOINTMENT OF AUDITORS (PROPOSAL 2)

Who has been appointed as the Auditors?

The Audit Committee has appointed KPMG LLP to serve as our independent auditors for fiscal 2009, subject to ratification by our shareholders.  Representatives of KPMG LLP will be present at the Annual Meeting to answer questions.  They will also have the opportunity to make a statement if they desire to do so.  If the proposal to ratify their appointment is not approved, other certified public accountants will be considered by the Audit Committee.  Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its shareholders.

What were the fees incurred by the Company for professional services rendered by KPMG LLP?

The fees incurred by the Company for professional services rendered by KPMG LLP for fiscal 2008 and 2007 were as follows:

	2008	2007

Audit Fees	$1,229,000	$1,510,060
Audit-Related Fees	19,400	105,000
Tax Fees	114,039	521,982
All Other Fees	—	—
	$1,362,439	$2,137,042

In fiscal 2008 and fiscal 2007, in accordance with the SEC’s definitions and rules, “audit fees” included fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements and the quarterly reviews of the financial statements included in its Form 10-Q filings.  In fiscal 2008 and fiscal 2007, “audit-related fees” included fees associated with respect to the setting of exercise prices for employee stock options and related matters. In fiscal 2008 and fiscal 2007, “tax fees” included fees associated with tax planning, tax compliance (including review of tax returns) and tax advice (including tax audit assistance).  There were no “all other fees” in fiscal 2008 or fiscal 2007.  The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining KPMG LLP’s independence.

In accordance with the Audit Committee charter, the Audit Committee must pre-approve all audit and non-audit services provided to the Company by its outside auditor.  To the extent permitted by applicable laws, regulations and NASDAQ rules, the Committee may delegate pre-approval of audit and non-audit services to one or more members of the Committee.  Such member(s) must then report to the full Committee at its next scheduled meeting if such member(s) pre-approved any audit or non-audit services.

In fiscal 2008 and fiscal 2007, all (100%) audit and non-audit services were pre-approved in accordance with the Audit Committee charter.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL 2009.

AUDIT COMMITTEE REPORT

The Board of Directors has determined that the membership of the Audit Committee meets the SEC and NASDAQ independence and experience requirements.  The Board of Directors has also determined that Mr. Heller qualifies as an “audit committee financial expert.”

The Audit Committee discussed the auditors’ review of quarterly financial information with the auditors prior to the release of that information and the filing of the Company’s quarterly reports with the SEC; the Audit Committee also met and held discussions with management and the independent auditors with respect to the audited year end financial statements. Further, the Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees), received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the auditors the auditors’ independence.  The Committee also discussed with the auditors and the Company’s financial management matters related to the Company’s internal control over financial reporting.  Based on these discussions and the written disclosures received from the independent auditors, the Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended February 28, 2009, filed with the SEC on April 28, 2009.

This audit committee report is not deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not incorporated by reference into any filings that the Company may make with the SEC.

AUDIT COMMITTEE

Stanley F. Barshay

Patrick R. Gaston

Jordan Heller

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION ADOPTING MAJORITY VOTING FOR THE ELECTION OF DIRECTORS IN NON-CONTESTED ELECTIONS (PROPOSAL 3)

The New York Business Corporation Law (“Business Corporation Law”) provides that, unless otherwise specified in a company’s certificate of incorporation, a director is elected by a plurality of the votes cast.  The Company’s Restated Certificate of Incorporation does not specify the voting standard required in director elections, so our directors are currently elected by a plurality vote; that is, a director nominee who receives the highest number of affirmative votes cast is elected, whether or not such votes constitute a majority including withheld votes.

The Board believes that active shareholder participation in the election of directors is important to the Company and to effective corporate governance.  In response to similar concerns, a number of public companies have recently approved charter amendments requiring a majority vote standard for the election of directors.  The Board has carefully considered the arguments for and against a majority voting standard and concluded that it reflects the current consensus of best practices for the election of directors.

Therefore, the Board has authorized, and recommends that shareholders approve, an amendment to the Company’s Restated Certificate of Incorporation that would specify that director nominees in a non-contested election would be elected by a majority vote.  Under this provision, each vote is specifically counted “for” or “against” the director’s election.  An affirmative majority of the total number of votes cast “for” a director nominee will be required for election.  Shareholders will also be entitled to abstain with respect to the election of a director.  In accordance with the Business Corporation Law, abstentions will have no effect in determining whether the required affirmative majority vote has been obtained.  Director nominees in contested elections would continue to be elected by plurality vote.  An election is considered contested if there are more nominees for election than positions on the Board to be filled.

Under the Business Corporation Law, shareholders must approve an amendment to the Company’s Restated Certificate of Incorporation to change the voting standard in director elections.  If the proposed amendment is approved, a new paragraph will be added to Article SEVENTH of the Company’s Restated Certificate of Incorporation that reads as follows:

“The vote required for the election of directors by the shareholders shall be the affirmative vote of a “majority of votes cast” (as defined herein), unless the election is contested, in which case directors shall be elected by a plurality of votes cast.  An election shall be contested if, as of the record date (or such later date as may be determined by the Board of Directors based on events occurring after the record date, but in no event later than the date the Corporation files its definitive proxy statement with the Securities and Exchange Commission), the number of nominees exceeds the number of directors to be elected.   A “majority of votes cast” means that the number of shares voted “for” a director exceeds the number of votes “withheld” or cast “against” that director.  Abstentions and broker non-votes shall not constitute votes cast or votes withheld.”

To approve this amendment to the Company’s Restated Certificate of Incorporation, a majority of the outstanding shares of the Company must be voted “FOR” the proposed amendment.  If approved, this amendment will become effective upon the filing with the New York Department of State of a certificate of amendment of the Company’s Restated Certificate of Incorporation.  The Company would make such a filing promptly after the annual meeting.

Conditioned upon and effective after shareholder approval of this proposal and the filing of a certificate of amendment of the Company’s Restated Certificate of Incorporation with the New York Department of State, the Board has approved an amendment to the Company’s By-laws adopting a director resignation policy consistent with the majority vote standard, so that an incumbent director who did not receive the requisite affirmative majority of the votes cast for his or her re-election would be required to immediately tender his or her resignation to the Board.  The Board then will decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation.  In making its decision, the Board may consider any factors or information that it considers appropriate or relevant.  The Board’s explanation of its decision shall be promptly disclosed in a Current Report on Form 8-K filed with the SEC.  The decision of the Board and such disclosure shall be completed within 90 days from the date of the certification of the election results.  The amendments to the Company’s By-laws and Restated Certificate of Incorporation will be disclosed in a Current Report on Form 8-K filed with the SEC.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION ADOPTING MAJORITY VOTING FOR THE ELECTION OF DIRECTORS IN NON-CONTESTED ELECTIONS.

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION ELIMINATING SUPERMAJORITY VOTING PROVISIONS (PROPOSAL 4A)

The Board of Directors has evaluated the need for shareholder supermajority voting provisions in the Company’s governing documents.  Article SEVENTH of the Company’s Restated Certificate of Incorporation currently provides that shareholders may amend certain provisions of the Company’s Restated Certificate of Incorporation and certain By-laws related to the Board of Directors and meetings of shareholders by the vote of 80% of voting power of all the then outstanding shares of voting stock of the Company entitled to vote at an election of directors, voting together as a single class.  The Company’s By-laws contain a parallel supermajority voting requirement with respect to certain amendments of the By-laws in Article VII, Section 4 thereof.  The Board reviewed these provisions in connection with its review of the voting standard for director elections, and concluded that it is consistent with current shareholder expectations to adopt a majority standard for stockholder votes.  Therefore, the Board recommends that Article SEVENTH of the Company’s Restated Certificate of Incorporation be amended to eliminate these supermajority voting provisions.

Conditioned upon and effective after shareholder approval of this proposal and the filing of a certificate of amendment of the Company’s Restated Certificate of Incorporation with the New York Department of State, the Board has approved an amendment to the Company’s By-laws eliminating the supermajority vote requirement contained in Article VII, Section 4 thereof, so that all amendments to the Company’s By-laws, including those related to the Board of Directors and meetings of shareholders, would only require the vote of the holders of a majority of the outstanding shares entitled to vote thereon, rather than the vote of the holders of 80% of such shares.

To approve this amendment to the Company’s Restated Certificate of Incorporation, 80% of the outstanding shares of the Company must be voted “FOR” the proposed amendment.  If approved, this amendment will become effective upon the filing with the New York Department of State of a certificate of amendment of the Company’s Restated Certificate of Incorporation.  The Company would make such a filing promptly after the annual meeting.  The amendments to the Company’s By-laws and Restated Certificate of Incorporation will be disclosed in a Current Report on Form 8-K filed with the SEC.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION ELIMINATING SUPERMAJORITY VOTING PROVISIONS.

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION ADDING A NEW ARTICLE ELIMINATING STATUTORY SUPERMAJORITY VOTING REQUIREMENTS (PROPOSAL 4B)

In addition to the express supermajority voting provisions in the Company’s Restated Certificate of Incorporation discussed above, the Business Corporation Law specifies that a vote of two-thirds of the outstanding shares entitled to vote thereon is required for certain matters unless a company’s certificate of incorporation specifically provides that such matters shall be approved by the vote of a majority of the outstanding shares entitled to vote thereon.  The Board notes that the statutory provisions that require a supermajority vote are the result of long-standing Business Corporation Law voting standards and that the statutory voting requirements were amended after the Company was formed to permit a majority vote.  Consistent with the elimination of the supermajority voting provisions discussed above, the Board of Directors recommends that a new article be added to the Company’s Restated Certificate of Incorporation to eliminate these statutory supermajority voting requirements.  If the proposed amendment is approved, a new Article EIGHTH will be added to the Company’s Restated Certificate of Incorporation that reads as follows:

“The affirmative vote of the shareholders entitled to cast a majority of the votes entitled to be cast shall be required to (i) adopt a plan of merger or consolidation in accordance with Section 903 of the Business Corporation Law, (ii) approve the sale, lease or exchange of all or substantially all of the assets of the Corporation in accordance with Section 909 of the Business Corporation Law, (iii) approve a share exchange in accordance with Section 913 of the Business Corporation Law, (iv) dissolve in accordance with Section 1001 of the Business Corporation Law, or (v) act under any successor provision to the foregoing provisions of the Business Corporation Law.”

To approve this amendment to the Company’s Restated Certificate of Incorporation, two-thirds of the outstanding shares of the Company must be voted “FOR” the proposed amendment.  If approved, this amendment will become effective upon the filing with the New York Department of State of a certificate of amendment of the Company’s Restated Certificate of Incorporation.  The Company would make such a filing promptly after the annual meeting.  The amendment to the Company’s Restated Certificate of Incorporation will be disclosed in a Current Report on Form 8-K filed with the SEC.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION ADDING A NEW ARTICLE ELIMINATING STATUTORY SUPERMAJORITY VOTING REQUIREMENTS.

RE-APPROVAL OF PERFORMANCE GOALS UNDER THE BED BATH & BEYOND INC. 2004 INCENTIVE COMPENSATION PLAN (PROPOSAL 5)

Shareholders are being asked to re-approve the performance goals under the Bed Bath & Beyond Inc. 2004 Incentive Compensation Plan (the “2004 Plan”).  The 2004 Plan was initially adopted by the Board of Directors on May 13, 2004 and was thereafter approved by our shareholders at the 2004 Annual Meeting of Shareholders.

The purpose of asking shareholders to re-approve the performance goals under the 2004 Plan is so that certain incentive awards granted thereunder may qualify as exempt performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  Section 162(m) of the Code generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer) of publicly-held companies, unless compensation is performance-based or satisfies other conditions.  To satisfy the performance-based exception, Section 162(m) of the Code generally requires such performance goals to be approved by shareholders every five years.

We are not proposing any amendment to the terms of the 2004 Plan at this time.  These performance goals must be shareholder approved to preserve, to the extent possible, our tax deduction for certain awards made under the 2004 Plan in accordance with the terms of Section 162(m) of the Code and related regulations.

The Board recommends that shareholders re-approve the performance goals under the 2004 Plan.  If the requisite shareholder approval of the performance goals is not obtained, we may continue to grant awards under the 2004 Plan in accordance with its current terms.  However, certain awards under the Plan may not constitute “performance-based” compensation under Section 162(m) of the Code, and accordingly, may not be tax deductible by the Company depending on the facts and circumstances.

The following description of the 2004 Plan is a summary of its principal provisions and is qualified in its entirety by reference to the 2004 Plan.  The 2004 Plan is incorporated by reference from our definitive

2004 Proxy Statement on Schedule 14A filed with the SEC on May 28, 2004.

Description of the 2004 Plan

Purpose

The purpose of the 2004 Plan is to enable the Company to provide incentives in order to attract, retain and reward eligible participants of the 2004 Plan and strengthen the mutuality of interests between such individuals and the Company’s shareholders.  The 2004 Plan is a flexible incentive compensation plan that enables the Company to offer employees and others incentive compensation through stock options, stock appreciation rights (“SARs”), restricted stock awards and performance awards, including cash awards.

Administration

The Board of Directors has appointed two committees to administer the 2004 Plan: the Compensation Committee which is authorized to grant awards to executive officers and certain other key executives; and a second committee, consisting of the Co-Chairmen and Chief Executive Officer, which is authorized to grant awards to other employees and consultants.  All members of the Compensation Committee are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, “outside directors” within the meaning of Section 162(m) of the Code, and “independent directors” under applicable NASDAQ rules.  Under the 2004 Plan, the entire Board of Directors has the authority to grant awards to non-employee directors, provided that no award may be made to a non-employee director unless all similarly situated non-employee directors have the right to receive the same award on the same terms; historically such awards have been made pursuant to automatic grants (as described under “How were directors compensated for fiscal 2008?” above).  The Committee, as defined under the 2004 Plan, has the authority, among other things, to determine who will be granted awards and all of the terms and conditions of the awards.  The Committee is also authorized to determine performance goals (if applicable), to determine to what extent an award may be settled, forfeited, modified or surrendered, to interpret the 2004 Plan and any awards granted thereunder and to make all other determinations necessary or advisable for the administration of the 2004 Plan.  Where the vesting or payment of an award under the 2004 Plan is subject to the attainment of performance goals, the Committee is responsible for certifying that the performance goals have been attained.

Eligibility and Types of Awards

All employees, consultants and prospective employees and consultants of the Company and its affiliates and non-employee directors of the Company are eligible to be granted stock options, SARs, restricted stock awards, performance awards and other stock-based awards under the 2004 Plan.  Eligibility for awards under the 2004 Plan is determined by the applicable Committee in its sole discretion.

Available Shares

The aggregate number of shares of common stock of the Company that may be issued or used for reference purposes under the 2004 Plan remains at a limit of 19,000,000 shares plus shares of common stock which were available for grant under the 1996, 1998, 2000 and 2001 Stock Option Plans, which, as of the date of the 2004 Annual Meeting, were 6,951,458 shares.  As of the fiscal year ended February 28, 2009, 18,215,939 shares of common stock of the Company remained available for grant under the 2004 Plan, taking into account grants thereunder as well as cancellations and forfeitures.

Shares of common stock that are subject to options or SARs count against the overall limit as one share for every share granted.  Shares of common stock that are subject to other types of awards count against this limit as 1.80 shares for every share granted.  The maximum number of shares of common stock subject to any option and/or SAR that may be granted under the 2004 Plan during any fiscal year of the Company to each employee is, in the aggregate, 1,000,000 shares.  The maximum number of shares of common stock subject to any restricted stock award and/or other stock-based award that is subject to the attainment of specified performance goals that may be granted under the 2004 Plan during any fiscal year of the Company to each employee is 500,000 shares.  The maximum number of shares of common stock subject to any performance award denominated in shares of common stock that may be granted to an employee under the 2004 Plan attributable to any year of a performance period is 500,000 shares.  The maximum payment that may be made to an employee under the 2004 Plan and denominated in dollars for a cash-based award attributable to any year of a performance period is $2,000,000.  The above per-participant limits are increased for an employee to the extent that awards made to the employee in any prior year under the 2004 Plan were for less than the maximum number of shares or the amounts permitted to be granted, in the aggregate, to the employee.

If the Committee determines in good faith that an adjustment is necessary, it will adjust the above individual maximum share limits, the aggregate share limit and the terms of outstanding options and other awards to reflect certain changes in the Company’s capital structure or business by reason of certain corporate events as provided in the 2004 Plan.  However, the exercise price of an outstanding stock option may not be reduced, a new lower priced stock option may not be substituted for a surrendered stock option, and a stock option may not be cancelled for cash or another award, unless approved by the shareholders of the Company.

On May 5, 2009, the closing price of a share of common stock on the NASDAQ National Market System was $30.09.

Awards under the 2004 Plan

Stock Options.  The 2004 Plan authorizes the Committee to grant non-qualified stock options to purchase shares of common stock.  The Committee will determine the number of shares of common stock subject to each option, the term of each option, the exercise price (which may not be less than the fair market value of the common stock at the time of grant), any vesting schedule, and the other material terms of each option.  Options will be exercisable at such times and subject to such terms as are determined by the Committee at grant.  The maximum term of stock options under the 2004 Plan is eight years.  Unless the Committee determines otherwise at the time of grant, stock options granted to employees or consultants will be exercisable no earlier than one year after grant, subject to acceleration provisions (if any) as determined by the Committee.  Upon the exercise of an option, the participant must make payment of the full exercise price, either: in cash, check, bank draft or money order; solely to the extent permitted by law, through the delivery of irrevocable instructions to a broker reasonably acceptable to the Company to deliver promptly to the Company an amount equal to the aggregate purchase price; or on such other terms and conditions as may be acceptable to the Committee.

Stock Appreciation Rights.  The 2004 Plan authorizes the Committee to grant SARs either in tandem with an option or independent of an option.  A SAR is a right to receive a payment either in cash or common stock equal in value to the excess of the fair market value of one share of common stock on the date of exercise over the exercise price per share of the SAR.  The Committee will determine the terms and conditions of SARs at the time of grant, but generally SARs will be subject to the same terms and conditions as options (as described above).

Restricted Stock Awards.  The 2004 Plan authorizes the Committee to grant restricted stock awards in the form of restricted stock or restricted stock units.  Recipients of restricted stock awards enter into an agreement with the Company subjecting the restricted stock awards to transfer and other restrictions and providing the criteria or dates on which such restrictions lapse.  Restricted stock awards may vest over time, based on performance criteria or other factors (including, without limitation, performance goals that are intended to comply with the performance-based compensation exception under Section 162(m) of the Code), as determined by the Committee at grant.  Unless the Committee determines otherwise at grant, the minimum restriction period for a restricted stock award will be three years (permitting pro-rata vesting over such three year period), subject to acceleration provisions (if any) as determined by the Committee.  A holder of a restricted stock award does not have any of the rights of a stockholder until such holder becomes a stockholder of record (with the exception of certain dividend rights).  A shareholder of record generally has all of the attendant rights of a stockholder including the right to receive dividends, if any, subject to vesting conditions as described below, the right to vote shares and, subject to and conditioned upon the full vesting of shares, the right to tender such shares.  Awards agreements generally provide that the right to receive dividends is subject to the vesting requirements of the restricted stock award.

Performance Awards.    The 2004 Plan authorizes the Committee to grant performance awards entitling participants to receive a fixed number of shares of common stock or cash, as determined by the Committee, upon the attainment of performance goals with respect to a designated performance period. Unless the Committee determines otherwise at grant, the minimum performance period shall be one year.

Other Awards.    The 2004 Plan authorizes the Committee to grant awards of common stock and other awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, common stock, including but not limited to: shares of common stock awarded purely as a bonus in lieu of cash and not subject to any restrictions or conditions; shares of common stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an affiliate; stock equivalent units; restricted stock units; and awards valued by reference to book value of shares of common stock.

As noted above, performance-based awards granted under the 2004 Plan that are intended to satisfy the performance-based compensation exception under Section 162(m) of the Code will vest based on attainment of specified performance goals established by the Committee.  These performance goals will be based on the attainment of a certain target level of, or a specified increase in (or decrease where noted) one or more of the following criteria selected by the Committee:

•                  enterprise value or value creation targets;

•                  after-tax or pre-tax profits of the Company, including, without limitation, that attributable to continuing and/or other operations;

•                  operational cash flow or economic value added;

•                  gross or operating margins;

•                  reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee;

•                  earnings per share or earnings per share from continuing operations;

•                  net sales, revenues, net income or earnings before income tax or other exclusions;

•                  return on capital employed or return on invested capital;

•                  after-tax or pre-tax return on stockholder equity; or

•                  fair market value of the shares of the common stock of the Company.

The criteria to establish performance goals also include the growth in the value of an investment in the common stock of the Company assuming the reinvestment of dividends, or a transaction that results in the sale of stock or assets of the Company.

The Committee may also exclude the impact of an event or occurrence which the Committee determines should be appropriately excluded, including: restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or a change in accounting standards required by generally accepted accounting principles.

In addition, such performance goals may be based upon the attainment of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations.

Amendment and Termination

Subject to the rules referred to in the balance of this paragraph, the Board of Directors or a Committee consisting solely of two or more non-employee directors may at any time amend, in whole or in part, any or all of the provisions of the 2004 Plan, or suspend or terminate it entirely, retroactively or otherwise.  Except to correct obvious drafting errors or as required to comply with applicable law or accounting rules, no such amendment may reduce the rights of a participant with respect to awards previously granted without the consent of such participant.  In addition, without the approval of shareholders, no amendment may be made that would: increase the aggregate number of shares of common stock that may be issued under the 2004 Plan; increase the maximum individual participant share limitations for a fiscal year or year of a performance period; change the classification of individuals eligible to receive awards under the 2004 Plan; extend the maximum option term; decrease the minimum exercise price of (i.e., reprice) any award; materially alter the performance goals; or require shareholder approval in order for the 2004 Plan to continue to comply with Section 162(m) of the Code or to satisfy applicable NASDAQ rules.

Nontransferability

Except as the Committee may permit, at the time of grant or thereafter, awards granted under the 2004 Plan are not transferable by a participant other than by will or the laws of descent and distribution. Shares of common stock acquired by a permissible transferee shall continue to be subject to the terms of the 2004 Plan and the applicable award agreement.

Outstanding Awards

During fiscal 2008, the following awards were granted under the 2004 Plan to each of the named executive officers, all current executive officers as a group, all non-employee directors as a group and all other employees, respectively:

Name and Principal Position	Number of Shares Underlying Options	Number of Shares Underlying Restricted Stock Awards

Warren Eisenberg Co-Chairman	81,367	60,846

Leonard Feinstein Co-Chairman	81,367	60,846

Steven H. Temares Chief Executive Officer	374,288	73,015

Arthur Stark President and Chief Merchandising Officer	41,029	30,423

Eugene A. Castagna Chief Financial Officer and Treasurer	41,029	22,817

All Executive Officers as a Group (6 persons)	660,109	270,764

Non-Employee Directors as a Group (reflects automatic grants)	0	14,024

All Other Employees	123,087	1,091,742

The terms and number of awards to be granted in the future under the 2004 Plan are to be determined at the discretion of the Committee.  Since all such future awards have not yet been determined, the benefits or amounts that will be received by or allocated to the Company’s executive officers or other eligible employees or consultants cannot be determined at this time.

Material U.S. Federal Income Tax Consequences of Stock Options

The following discussion of the principal U.S. federal income tax consequences with respect to options under the 2004 Plan is based on statutory authority and judicial and administrative interpretations as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances.  Therefore, the following is designed to provide a general understanding of the federal income tax consequences (state, local and other tax consequences are not addressed below).  This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country.  The U.S. federal income tax law is technical and complex and the discussion below represents only a general summary.

The following summary is included herein for general information only and does not purport to address all the tax considerations that may be relevant.  Each recipient of a grant is urged to consult his or her own tax advisor as to the specific tax consequences to such recipient of the grant and the disposition of common stock.

Stock Options.    In general, an optionee will recognize no taxable income upon the grant of a non-qualified stock option and the Company will not receive a deduction at the time of such grant.  Upon exercise of a non-qualified stock option, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price.  Upon a subsequent sale of the common stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss, depending upon his holding period for the common stock.  Subject to the limitations of Section 162(m) of the Code and Section 280G of the Code (as described below), the Company will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

Section 162(m) of the Code.    Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in its taxable year to the extent that such compensation exceeds $1,000,000 and is not “performance-based compensation.”  “Covered employees” are a company’s chief executive officer on the last day of the taxable year and the three other most highly paid executive officers (other than the chief financial officer) whose compensation is required to be reported to stockholders in its proxy statement under the Exchange Act.  Compensation paid to covered employees as a result of the exercise of non-qualified stock options granted in accordance with the terms of the 2004 Plan are intended to be “performance-based compensation” enabling the Company to receive a deduction for the full amount of such compensation without regard to the $1,000,000 cap.

Parachute Payments.    In the event that the payment of any award under the 2004 Plan is accelerated because of a change in ownership (as defined in Code Section 280G(b)(2)) and such payment of an award, either alone or together with any other payments made to the participant, constitutes parachute payments under Section 280G of the Code, then, subject to certain exceptions, a portion of such payments would be nondeductible to the Company and the participant would be subject to a 20% excise tax on such portion.

THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES CAST BY OUR SHAREHOLDERS IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE ON THE RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE 2004 PLAN AT THE ANNUAL MEETING IS REQUIRED TO RE-APPROVE SUCH GOALS.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE BED BATH & BEYOND INC. 2004 INCENTIVE COMPENSATION PLAN.

SHAREHOLDER PROPOSAL (PROPOSAL 6)

We have been notified that the following shareholder proposal will be presented for consideration at the Annual Meeting.  Promptly upon receipt of an oral or written request we will provide you with the name and address of, and number of shares held by, each proponent.

WHEREAS:

Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to generate stronger financial returns, better respond to emerging issues, and enjoy long-term business success.

Globally over 2,700 companies issued reports on sustainability issues in 2007 (www.corporateregister.com). A recent survey found that 80% of the Global Fortune 250 companies now release corporate responsibility data, which is up from 64% in 2005 (KPMG International Survey of Corporate Responsibility Reporting 2008).

Mainstream financial companies are also increasingly recognizing the links between sustainability performance and shareholder value. Information from corporations on their greenhouse gas emissions, climate change policies, and overall sustainability strategies is essential to investors as they assess the strengths of corporate securities in the context of climate change and increased public awareness of corporate social and environmental responsibility.

As concerns about volatile energy prices, climate change and energy security continue to increase, we believe the focus on energy efficiency will only intensify. For large retail chains this focus will extend not only to stores but also to the supporting distribution and transportation networks.

As such, it is no surprise that Wal-Mart, Tesco, and other major retailers have taken leadership roles in this area through the publication of comprehensive sustainability reports that address company impacts with regards to greenhouse gas emissions, toxics, store siting and employee safety (www.ceres.org). Bed Bath & Beyond, however, lags behind its global industry peers on sustainability reporting, especially regarding key environmental issues such as climate change. In a recent report authored by RiskMetrics, the company scored ninth out of nine big-box retailers in terms of climate change governance practices.

It is vital that our company address and report on the impacts of its operations on the environment and on society.

RESOLVED: Shareholders request that the Board of Directors prepare a sustainability report including strategies to reduce greenhouse gas emissions and addressing other environmental and social impacts such as toxic chemicals used in products, environmental impacts of store siting, recycling programs, as well as employee and product safety. The report, prepared at reasonable cost and omitting proprietary information, should be published by December 2010.

Shareholder’s Supporting Statement

The report should include the company’s definition of sustainability and a company-wide review of company policies, practices, and metrics related to long-term social and environmental sustainability.

We recommend that Bed Bath & Beyond use the Global Reporting Initiative’s Sustainability Reporting Guidelines to prepare the sustainability report. The Global Reporting Initiative (www.globalreporting.org) is an international organization developed with representatives from the business, environmental, human rights and labor communities, and their guidelines provide a flexible reporting system that allows the omission of content that is not relevant to company operations.

COMPANY’S STATEMENT IN OPPOSITION

The Company believes it is a positive member of each of the communities in which it conducts business, and that social and environmental considerations are an integral part of the business which should be reflected in how it operates.  The Company also is aware that there is an appetite among some of its shareholder base for increased disclosure relating to the Company’s environmental and social practices.

The Company will prepare a report, in which it expects to treat a number of areas, including those mentioned by the proponents.  The Company intends for its report to provide meaningful insight into our performance in these areas.  The Company has already commenced the preliminary steps to prepare the report, and is committed to completing the report within the timeframe requested by the proponents.  The report will be published on the Company’s website following its completion.

The Company has engaged and expects to remain engaged with the proponents of this proposal during this process.  However, while the proposal recommends that the Company use the Global Reporting Initiatives Sustainability Reporting Guidelines (the “GRI Guidelines”) to prepare the report, and the Company believes this is likely an achievable goal, the proponents have insisted on a detailed written assurance that the report will be prepared in accordance with the GRI Guidelines.  Due to a lack of sufficient familiarity with the GRI Guidelines, the Company cannot give such assurance at this time.  The Company will be reviewing many different sources and guidelines in preparing its report, including the reports of other large retailers as referenced by the proposal.  The Company does not believe that committing to follow a single resource is in the best interests of the Company or its shareholders at this time.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

EXECUTIVE OFFICERS

Executive officers

Set forth below is information concerning our executive officers as of May 5, 2009.

Name	Age	Position

Warren Eisenberg	78	Co-Chairman and Director
Leonard Feinstein	72	Co-Chairman and Director
Steven H. Temares	50	Chief Executive Officer and Director
Arthur Stark	54	President and Chief Merchandising Officer
Eugene A. Castagna	43	Chief Financial Officer and Treasurer
Matthew Fiorilli	52	Senior Vice President — Stores

Warren Eisenberg is a Co-Founder of the Company and has served as Co-Chairman since 1999.  He has served as a director since 1971.  Mr. Eisenberg served as Chairman from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to 2003.

Leonard Feinstein is a Co-Founder of the Company and has served as Co-Chairman since 1999.  He has served as a director since 1971.  Mr. Feinstein served as President from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to 2003.

Steven H. Temares has been Chief Executive Officer since 2003 and has served as a director since 1999.  He was President and Chief Executive Officer from 2003 to 2006, President and Chief Operating Officer from 1999 to 2003 and Executive Vice President and Chief Operating Officer from 1997 to 1999.  Mr. Temares joined the Company in 1992.

Arthur Stark has been President and Chief Merchandising Officer since 2006.  Mr. Stark has served as Chief Merchandising Officer since 1999 and was a Senior Vice President from 1999 to 2006. Mr. Stark joined the Company in 1977.

Eugene A. Castagna has been Chief Financial Officer and Treasurer since 2006.  Mr. Castagna served as Assistant Treasurer from 2002 to 2006 and as Vice President - Finance from 2000 to 2006.  Mr. Castagna is a certified public accountant and joined the Company in 1994.

Matthew Fiorilli has been Senior Vice President - Stores since 1999.  Mr. Fiorilli joined the Company in 1973.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation programs as they apply to our executive officers named in the Summary Compensation Table below.

Compensation Philosophy and Objectives

The Compensation Committee has developed and implemented compensation policies, plans and programs to provide competitive compensation opportunities with a significant component of actual payments being dependent principally on the Company’s performance results and on enhancements to shareholder value.  The Committee considers the total compensation package (earned or potentially available, including benefits) in establishing each element of compensation.

The policies, plans and programs are designed to meet the following objectives:

•                  Attract and retain highly qualified executives

•                  Be competitive with other major U.S. retail peer companies

•                  Reward corporate and individual performance

•                  Align the interests of executives and shareholders

•                  Promote the balance of annual and long-term results

Role of the Compensation Committee

The Compensation Committee provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our named executive officers, which are our Co-Chairmen, Chief Executive Officer, President and Chief Financial Officer, as well as for such other key executives as the Committee determines.  No executive may be present during voting or deliberations with respect to matters relating to such executive’s compensation.  The Compensation Committee charter, which describes the Committee’s function, responsibilities and duties, is available on our website at www.bedbathandbeyond.com under the Investor Relations section.

The Compensation Committee currently consists of three members of our Board of Directors, Mr. Adler and Mses. Morrison and Stoller, all of whom are “independent” as defined by the NASDAQ listing standards and the applicable tax and securities rules and regulations.  The Compensation Committee meets on a regular basis for various reasons as outlined in its charter.

Methodology

In making its determinations with respect to executive compensation, the Compensation Committee has periodically engaged the services of compensation consultants.  The Compensation Committee has the authority to retain, terminate and set the terms of the Company’s relationship with any consultants and any other outside advisors who assist the Committee in carrying out its responsibilities.  In connection with making its determinations regarding compensation for our named executive officers and certain other key executives for fiscal 2008, the Compensation Committee conducted a search for an independent compensation consultant and retained James F. Reda & Associates LLC (“JFR”) to conduct a compensation review for the named executive officers and certain other executives.  JFR had not previously worked with the Company in any capacity.  Under the direction of the Committee, the compensation review included a peer group competitive market review and total compensation recommendations by JFR.

The methodology used by JFR included reviewing available data based on the Company’s industry, revenue size and financial performance, as well as data from companies from various industries with a chairman among its named executive officers who is also a founder in light of the fact that the Company’s Co-Chairmen are its Co-Founders.  The principal peer group developed by JFR (“Peer Group 1”), upon which it based its recommendations, consisted of 18 companies that are the Company’s direct competitors, retailing companies of similar size or retailing companies with founders/chairmen positions.  Peer Group 1 consisted of the following companies:

•                           Barnes & Noble, Inc.

•                           The Bon-Ton Stores, Inc.

•                           Dillard’s, Inc.

•                           Family Dollar Stores, Inc.

•                           Jones Apparel Group, Inc.

•                           Kohl’s Corporation

•                           Macy’s, Inc.

•                           Nordstrom, Inc.

•                           J.C. Penney Company, Inc.

•                           Pier 1 Imports, Inc.

•                           Retail Ventures, Inc.

•                           Ross Stores, Inc.

•                           Saks Incorporated

•                           Starbucks Corporation

•                           Stein Mart, Inc.

•                           Target Corporation

•                           The TJX Companies, Inc.

•                           Williams-Sonoma, Inc.

JFR also based its recommendations for fiscal 2008 on a peer group of 14 companies from various industries with a chairman among its named executives who is also a founder.  The latter peer group (“Peer Group 2”) consisted of the following companies:

•                           Affiliated Computer Services, Inc.

•                           Apollo Group, Inc.

•                           Barnes & Noble, Inc.

•                           CBS Corporation

•                           Clear Channel Communications, Inc.

•                           D.R. Horton, Inc.

•                           Dell Inc.

•                           Dollar Tree, Inc.

•                           Harman International Industries, Incorporated

•                           Hovnanian Enterprises, Inc.

•                           Jones Apparel Group, Inc.

•                           Pilgrim’s Pride Corporation

•                           Pulte Homes, Inc.

•                           Starbucks Corporation

The peer group analyses prepared by JFR used public company proxy statements, third party industry compensation surveys and other publicly available information.

JFR advised that the aggregate compensation for Messrs. Eisenberg and Feinstein, as Co-Chairmen, and Mr. Temares, as Chief Executive Officer, for the Company’s 2007 fiscal year was in the 73rd percentile of Peer Group 1.  JFR also advised that the aggregate recommended compensation for these top three named executives for fiscal 2008 was at the 73rd percentile of Peer Group 1 and the 61st percentile in a calculation which compared total senior executive compensation of the Peer Group 1 companies against their latest fiscal year net income as a percentage of sales.

JFR further advised that the aggregate compensation for Mr. Temares for the Company’s 2007 fiscal year was in the 65th percentile of Peer Group 1, and that the aggregate compensation for Messrs. Eisenberg and Feinstein (i.e., the combined compensation for both of such executives) for fiscal 2007 was in the 88th percentile of Peer Group 2.

In addition to advising the Compensation Committee as to how the fiscal 2007 compensation of the Company’s named executive officers compared to the compensation of executives in the peer groups in various different categories, JFR provided advice and recommendations with respect to compensation levels for fiscal 2008.  Taking into account such advice, the Committee determined that the aggregate compensation for the Company’s top three named executive officers for fiscal 2008 should not exceed the aggregate compensation for those executives for fiscal 2007.  The Committee further determined that the respective compensation of the Co-Chairmen and Mr. Temares, as the Chief Executive Officer, for fiscal 2008 should reflect the Company’s succession planning.  As a result of this determination, and in light of analyses prepared by JFR, the Compensation Committee increased for fiscal 2008 the total compensation of the Chief Executive Officer and decreased the total compensation of the Co-Chairmen by approximately equal amounts.

Also for fiscal 2008, the Compensation Committee requested advice from JFR regarding the methodology for determining equity compensation for the named executive officers and other key officers.  Based upon advice from JFR, the Compensation Committee deemed it advisable to modify its approach to granting stock option awards by determining the compensation allocated to these awards in dollars as compared to its approach in prior years of determining these awards based on the number of shares covered by the options.  Accordingly, the Compensation Committee made aggregate and individual compensation determinations, including each element of compensation, in dollars.  The Compensation Committee also requested advice from JFR regarding the methodology for computing the number of option share grants based on dollar-denominated awards of stock option grants as described under “Senior Executive Compensation.”

In making its determinations for the current fiscal year (fiscal 2009), the Committee continued the engagement of JFR to conduct a compensation review for the named executive officers and certain other executives.  Under the direction of the Committee, the compensation review included a peer group competitive market review and total compensation recommendations by JFR.  In reaching its compensation determinations for fiscal 2009, the Committee took into account both the Company’s very strong performance during fiscal 2008 as compared to the companies in its Peer Group 1 and the fact that, although the Company performed strongly compared to its peers, the Company’s net income and stock price declined considerably during fiscal 2008 compared to fiscal 2007.  In a comparison with companies in Peer Group 1, the Company ranked in the 85th percentile in total shareholder return for fiscal 2008 and in the 99th percentile in terms of net income as a percentage of sales.  In addition, during fiscal 2008, the Company saw its principal direct competitor file for bankruptcy protection and liquidate as it was unable to withstand the difficult operating environment in the sector in which the Company was able to continue to effectively compete.  The Committee also recognized that, although the Company had performed well on a relative basis, the Company’s total shareholder return for fiscal 2008 was negative 24.8% and its net earnings for fiscal 2008 declined approximately 24.5% compared to 2007, due in significant part to the economic crisis affecting the housing sector and retail generally.  Taking into account the foregoing factors and advice from JFR, the Committee determined that the aggregate compensation for all of the Company’s named executive officers for fiscal 2009 should remain the same as the aggregate compensation for those executives for fiscal 2008.

In connection with its fiscal 2009 compensation review, the Committee determined that it would use only Peer Group 1 as a reference peer group; the Committee concluded that Peer Group 2 did not provide sufficient meaningful incremental data to warrant continued use of two separate peer groups for comparison purposes.

The Compensation Committee solicits input from the Co-Chairmen when considering decisions concerning the compensation of the Chief Executive Officer, and solicits input from the Co-Chairmen and the Chief Executive Officer when considering decisions concerning the compensation of the other named executive officers and any other executive whose compensation the Committee determines.  In connection with its determinations in the spring of 2008 and 2009, the Committee consulted with the Co-Chairmen, who are the Co-Founders of the Company and who have been continuously involved in the affairs of the Company since its organization in 1971, with respect to the recommendations of JFR regarding the compensation package of the Chief Executive Officer.  The Committee also received and reviewed the recommendations of the Co-Chairmen and Chief Executive Officer regarding the proposed salary and equity compensation awards for the other named executive officers and certain other executives for fiscal 2008 and 2009.  In addition, JFR met with the Co-Chairmen to discuss compensation recommendations.

The compensation approved by the Compensation Committee for each of Messrs. Eisenberg, Feinstein and Temares for fiscal 2008 and 2009 was in the amounts and comprised of the elements recommended by JFR.  The compensation approved by the Compensation Committee for the other named executive officers for fiscal 2008 and 2009 was determined by the Compensation Committee, taking into account the recommendations of the Co-Chairmen and Chief Executive Officer and certain data the Compensation Committee requested from JFR.

Elements of Compensation

The Company seeks to provide total compensation packages to our employees, including our named executive officers, that implement our compensation philosophy.  The components of our compensation programs are base salary, equity compensation (consisting of stock options and restricted stock awards), retirement and other benefits (consisting of health plans, a limited 401(k) plan match and a deferred compensation plan) and perquisites.  The Company believes that its executive cash compensation is low compared to the other companies in our peer group.  In fact, according to the analysis prepared by JFR, the aggregate total cash compensation of Messrs. Eisenberg, Feinstein and Temares in fiscal 2008 was in the 13th percentile of Peer Group 1 cash compensation for the top three executives.  The Company places greater emphasis in the compensation packages for named executive officers on equity incentive compensation in order to align compensation more closely with performance results and the creation of shareholder value.  The Company does not have a cash bonus program for executive officers.

Base Salary

The Company pays base salaries to provide our named executive officers with current, regular compensation that is appropriate for their position, experience and responsibilities.  As noted above, the Company believes that cash compensation levels for our named executive officers are lower than our peers as the Company places greater emphasis on equity compensation.

Equity Compensation

The Company’s overall approach to equity compensation is to make equity awards comprised of a combination of stock options and restricted stock to all executive officers, including the named executive officers, and a small number of other executives.  Commencing in fiscal 2007, these grants are made on May 10 of each year (or the following trading day should such date fall on a weekend or holiday).  The vesting provisions relating to equity compensation have been and continue to be determined with the principal purpose of retaining the Company’s executives and key employees.  The Company believes its equity compensation policies have been highly successful in the long term retention of its executives and key employees, including its named executive officers.

Consistent with the Company’s historic practice, the stock options vest over time, subject, in general, to the named executive officers remaining in the Company’s employ on specified vesting dates.  Vesting of the restricted stock awarded to these named executive officers is dependent on (i) the Company’s achievement of a performance-based test for the fiscal year in which the grant is made, and (ii) assuming achievement of the performance-based test, time vesting, subject, in general, to the executive remaining in the Company’s employ on the specified vesting dates.

The performance-based test requires that the Company’s net income in the fiscal year exceed the Company’s net income in the prior fiscal year or that the Company’s net income as a percentage of sales place it in the top half of the companies in the S&P 500 Retailing Index with respect to such measurement.  Net income is adjusted for such purpose to reflect (i) mergers, acquisitions, consolidations or dispositions, (ii) changes in accounting methods, and (iii) extraordinary items, as defined in APB 30, or stock repurchase or dividend activity.  The Company believes that this performance-based test meets the standard for performance-based compensation under the Code so that the restricted stock awards will be deductible compensation for certain executives if their annual compensation exceeds $1 million.

For fiscal 2007 and for fiscal 2008, the performance-based test was satisfied in that the Company’s net income as a percentage of sales for the prior fiscal year placed it in the top half of the S&P 500 Retailing Index for fiscal 2007 and top quartile for fiscal 2008.  The S&P 500 Retailing Index included the following companies in fiscal 2007: Abercrombie & Fitch, Amazon.com, AutoNation, AutoZone, Best Buy, Big Lots, Circuit City, Dillard’s, Expedia, Family Dollar, Gamestop, Gap, Genuine Parts, Home Depot, IAC InterActive, J.C. Penney, Kohl’s, Limited Brands, Lowe’s, Macy’s, Nordstrom, Office Depot, Office Max, Radio Shack, Sears, Sherwin-Williams, Staples, Target, Tiffany & Co. and TJX Companies.  In fiscal 2008, the S&P 500 Retailing Index did not include: Circuit City, Dillard’s, IAC InterActive and Office Max.

In making its determinations for fiscal 2009 and in light of macroeconomic factors that have resulted in substantial volatility and uncertainty in the retail sector, the Committee decided to follow the same performance-based tests used in fiscal 2008.  However, the Committee determined that, as it continues to monitor retail sector performance in the coming months, it would undertake a comprehensive review of all of the Company’s compensation programs for named executive officers and other key executives, including performance-based compensation, in connection with its fiscal 2010 compensation review.

All executives (other than those discussed above) and associates awarded incentive compensation receive grants consisting solely of restricted stock.  Vesting of restricted stock awarded to these employees is based solely on time-vesting with no performance-based test.

All awards of restricted stock and stock options are made under the Company’s 2004 Incentive Compensation Plan, approved by the Company’s shareholders, which is the only equity incentive plan under which the Company can currently make awards of equity compensation.

Senior Executive Compensation

In addition to considering the Company’s compensation policies generally, the Compensation Committee reviews executive compensation and concentrates on the compensation packages for the Company’s named executive officers, namely, the Co-Chairmen (Warren Eisenberg and Leonard Feinstein, who are the Company’s Co-Founders) and the Chief Executive Officer (Steven H. Temares), believing that these three named executive officers are the most important and influential in determining the continued success of the Company.  The Company has enjoyed considerable success in the 17 years it has been a public company, with, until the challenging economic environment in fiscal 2008, revenue and earnings per share growth in each year since its initial public offering in 1992.

Cash compensation of the three senior executives has been held to comparatively modest levels when compared with companies of comparable size and earnings.  The base salaries of the Co-Chairmen for fiscal 2009 are $1,100,000, the same as they were for the prior three years.  The base salary of the Chief Executive Officer for fiscal 2009 is $1,500,000, the same as it was for fiscal 2008.  His base salary was increased in annual increments of $100,000 for fiscal 2006 and 2007 and in fiscal 2008 was increased by $150,000.  No cash bonuses were paid.

In each of fiscal years 2006 and 2007, the Compensation Committee awarded stock options (in addition to restricted stock) to the named executive officers since stock options reward the named executive officers only if shareholder values are increased.  In each such year, the stock option awards were 200,000 shares to the Chief Executive Officer and 100,000 shares to each of the Co-Chairmen.  In making the awards in these number of shares, the Committee considered the fair value of these options determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” or SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”).  In addition, in each such year, the Compensation Committee awarded shares of restricted stock having a market value on the date of grant of $2,400,000 to each of the Chief Executive Officer and the Co-Chairmen.

As described above, the Compensation Committee determined that for fiscal 2008 there should be no increase in aggregate compensation for the top three named executive officers, with a reallocation of compensation among such officers such that the total compensation of the Chief Executive Officer was increased in an amount approximately equal to a reduction in total compensation of the Co-Chairmen.  Consequently, the aggregate equity awards to Mr. Temares for fiscal 2008 were increased from fiscal 2007 by $1,600,000 to $7,000,000 (valued by the Committee as described below).  The increase to Mr. Temares was comprised entirely of stock options.  Of the total of $7,000,000 of equity awards to Mr. Temares for fiscal 2008, $2,400,000 consisted of restricted stock (based on the market value of the Company’s common stock on the date of grant) and $4,600,000 consisted of stock options (based on the fair value determined on the date of grant in accordance with SFAS No. 123R [“Stock Option Fair Value”]).

The equity awards to Messrs. Eisenberg and Feinstein for fiscal 2008 were decreased from fiscal 2007 by an aggregate of $1,800,000 to $3,000,000 for each such executive, of which $2,000,000 consisted of restricted stock and $1,000,000 consisted of stock options (valued on the same basis as Mr. Temares’ awards).

Unlike prior years in which stock option awards were made by the Committee based on the number of shares covered by the options, and based upon advice from JFR, the stock option awards for fiscal 2008 were made in dollars (with the number of shares covered by the options determined by dividing the dollar amount of the grant by the Stock Option Fair Value).  The Committee believes that making stock option awards in dollar amounts rather than share amounts is an increasingly prevalent practice and is advisable because making stock option awards in dollar amounts allows the Compensation Committee to align stock option awards with the value of the option grants.  Making stock option awards in dollars also enables the Compensation Committee to more readily evaluate appropriate aggregate compensation amounts and percentage increases or decreases for executives, in comparison to making stock option awards in share amounts (the value of which varies depending on the trading price of the Company’s stock and other factors).

While not increasing the aggregate dollar amount of equity compensation for the named executive officers in fiscal 2009, the Company allocated 50% of equity compensation awards to Mr. Temares in restricted stock in 2009 compared to approximately 34% in restricted stock in 2008.  The Committee made this reallocation to provide for equal allocation between restricted stock awards based on specifically-identified performance criteria and stock option awards that are tied to stock price performance.

In the view of the Compensation Committee, the base salary, stock option grants, and restricted stock awards constituted compensation packages for the Chief Executive Officer and for the Co-Chairmen appropriate for a company with the revenues and earnings of the Company.  The stock options granted to the Chief Executive Officer vest in five equal annual installments, while the stock options awarded to the Co-Chairmen vest in three equal annual installments, in each case commencing on the first anniversary of the grant date and based on continued service to the Company.  The restricted stock awards to each such executive are conditioned on the performance-based test described above with time vesting in five equal annual installments, in each case commencing on the first anniversary of the grant date and based on continued service to the Company.

Base salaries and the dollar value of equity awards for fiscal 2009 will remain unchanged from fiscal 2008.  The base salaries of Mr. Stark in fiscal 2007 and 2008 were $950,000 and $1,055,000, respectively.  The base salaries of Mr. Castagna in fiscal 2007 and 2008 were $755,000 and $840,000, respectively.

In fiscal 2007, Mr. Stark and Mr. Castagna both received option awards in the amount of 25,000 shares, vesting in five equal annual installments commencing on the third anniversary of the grant date, based on continued service to the Company. In fiscal 2008 (when option grants were made in dollars as described above), Mr. Stark and Mr. Castagna both received option awards based on a dollar value of $590,000 (which translated to 41,029 option shares), with the same vesting schedule as the fiscal 2007 option awards.  Mr. Stark was awarded shares of restricted stock in each of fiscal 2007 and 2008 having a market value on the date of grant of $1,000,000.  Mr. Castagna was awarded shares of restricted stock in each of fiscal 2007 and 2008 having a market value on the date of grant of $750,000.  The restricted stock awards to both Mr. Stark and Mr. Castagna for both fiscal 2007 and 2008 were conditioned on the performance-based test described above with time vesting in five equal annual installments commencing on the third anniversary of the grant date.

For further discussion related to equity grants to the named executive officers, see “Potential Payments Upon Termination or Change in Control” below.

Other Benefits

The Company provides the named executive officers with the same benefits offered to all other employees. The cost of these benefits constitutes a small percentage of each named executive officer’s total compensation.  Key benefits include paid vacation, premiums paid for long-term disability insurance, a matching contribution to the named executive officer’s 401(k) plan account, and the payment of a portion of the named executive officer’s premiums for healthcare and basic life insurance.

In addition, effective January 1, 2006, the Company adopted a nonqualified deferred compensation plan for the benefit of certain highly compensated employees, including the named executive officers.  The plan provides that a certain percentage of an employee’s contributions may be matched by the Company, subject to certain limitations.  This matching contribution will vest over a specified period of time.  See “Deferred Compensation” below.

Mr. Temares, as Chief Executive Officer, has a supplemental retirement benefit agreement with the Company under which if he remains employed by the Company through June 12, 2012 (or the earlier occurrence of a change of control of the Company), he is entitled to receive a supplemental retirement benefit upon his separation from service from the Company, for ten years, in an amount equal to fifty percent of his annual salary at the date of termination of employment.

The Company also provides the named executive officers with certain perquisites including tax preparation services and car service, in the case of Messrs. Eisenberg and Feinstein, and a car allowance, in the case of all named executive officers.  The Compensation Committee believes all such perquisites are reasonable and consistent with its overall objective of attracting and retaining our named executive officers.

The Company reviews these other benefits and perquisites on an annual basis and makes adjustments as warranted based on competitive practices and the Company’s performance.

See the “All Other Compensation” column in the Summary Compensation Table for further information regarding these benefits and perquisites, and “Potential Payments Upon Termination or Change in Control” below for information regarding termination and change in control payments and benefits.

Impact of Accounting and Tax Considerations

The Compensation Committee considers the accounting cost associated with equity compensation and the impact of Section 162(m) of the Code, which generally prohibits any publicly-held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the named executive officers, subject to certain exceptions for performance-based compensation.  Stock options and performance-based compensation granted to our named executive officers are intended to satisfy the performance-based exception and be deductible.  Base salary amounts in excess of $1 million are not deductible by the Company.

Policy on the Recovery of Incentive Compensation

In April 2009, the Board adopted a policy as part of the Company’s corporate governance guidelines on the recovery of incentive compensation, commonly referred to as a “clawback policy,” applicable to the Company’s named executive officers (as defined under Item 402(a)(3) of Regulation S-K).

Advisory Vote on Executive Compensation

The Company anticipates that non-binding advisory votes on compensation practices, commonly referred to as “say-on-pay,” may in the future be mandated by law, in which case the Company will comply with such requirements.

In any event, if no such advisory vote is required by law at the time of the Company’s 2011 Annual Meeting, the Board has approved in principle that, effective with the Company’s 2011 Annual Meeting, the Company will implement a non-binding, advisory vote by the Company’s shareholders on the Compensation Committee’s compensation philosophy, policies and procedures for the Company’s named executive officers.

Conclusion

After careful review and analysis, the Company believes that each element of compensation and the total compensation provided to each of its named executive officers is reasonable and appropriate. The value of the compensation payable to the named executive officers is significantly tied to the Company’s performance and the return to its shareholders.  The Company believes that its compensation programs will allow it to attract and retain a top performing management team.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.  Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2009 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

COMPENSATION COMMITTEE
Dean S. Adler
Victoria A. Morrison
Fran Stoller

Summary Compensation Table for Fiscal 2008, Fiscal 2007 and Fiscal 2006

The following table sets forth information concerning the compensation of the Company’s principal executive officer, principal financial officer and the three mostly highly compensated executive officers of the Company other than its principal executive officer and principal financial officer for fiscal 2008, fiscal 2007 and fiscal 2006 (“named executive officers”).

Name and Principal Position	Fiscal Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion(3) ($)	Total ($)

Warren Eisenberg (4) (5)	2008	1,100,000	2,320,646	1,275,557	0	78,645	4,774,848
Co-Chairman	2007	1,100,000	2,037,483	1,271,238	0	60,346	4,469,067
	2006	1,100,000	1,449,004	2,972,556	0	110,071	5,631,631

Leonard Feinstein (6) (7)	2008	1,100,000	2,320,646	1,275,557	0	140,309	4,836,512
Co-Chairman	2007	1,100,000	2,037,483	1,271,238	0	66,887	4,475,608
	2006	1,100,000	1,449,004	2,972,556	0	109,939	5,631,499

Steven H. Temares (8) (9) (10)	2008	1,468,269	2,467,010	3,620,127	99,932	21,104	7,676,442
Chief Executive Officer	2007	1,328,846	2,037,483	3,929,565	37,983	23,621	7,357,498
	2006	1,230,769	1,449,004	3,721,746	0	22,526	6,424,045

Arthur Stark (11) (12)	2008	1,032,788	641,680	1,063,604	0	10,387	2,748,459
President and Chief Merchandising Officer	2007	928,846	425,722	1,153,294	0	9,911	2,517,773
	2006	821,154	230,981	1,384,678	0	9,523	2,446,336

Eugene A. Castagna (13) (14)	2008	822,319	510,766	1,086,845	0	13,468	2,433,398
Chief Financial Officer and Treasurer	2007	738,076	348,800	1,225,389	0	16,874	2,329,139
	2006	660,577	202,192	1,242,913	0	18,229	2,123,911

(1)          Except as otherwise described in this Summary Compensation Table, salaries to named executive officers were paid in cash in the fiscal year ended February 28, 2009 (the Company’s “2008 fiscal year”), March 1, 2008 (the Company’s “2007 fiscal year”) and March 3, 2007 (the Company’s “2006 fiscal year”) and increases in salary, if any, were effective in May of the fiscal year.

(2)          Pursuant to SEC rules, stock awards and option awards are valued in the amounts recognized for financial statement reporting purposes, in accordance with SFAS No. 123R, for fiscal year 2008, 2007 and 2006 and thus include amounts from awards granted in and prior to that specific fiscal year, without regard to the estimated forfeiture related to service-based vesting conditions.  All assumptions made in the valuations are contained in footnote 14 to the Company’s financial statements and described under the heading “Management’s Discussion and Analysis of Financial Condition and Results of

Operations” in the Company’s Form 10-K for the Company’s 2008 fiscal year.  The amounts shown in the table reflect the Company’s accounting expense and do not necessarily reflect the actual value, if any, that may be realized by the named executive officers.

(3)          The amounts of Company matching contribution payments relating to deferred compensation reflected in this column which relate to fiscal 2006 include amounts in respect of calendar years 2006 and 2007 as fiscal year 2006 commenced on February 26, 2006 and ended on March 3, 2007.  Thus, certain matching contributions noted below exceed the single calendar year limitation.

(4)          Mr. Eisenberg deferred $222,115, $268,171 and $264,423 of his salary for fiscal 2008, 2007 and 2006, respectively, pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.  Such amount for fiscal 2008 is also reported in the Deferred Compensation Table below.

(5)          All Other Compensation for Mr. Eisenberg includes incremental costs to the Company for tax preparation services of $21,688, $22,988 and $22,525, car service of $26,300, $4,537 and $55,548 and car allowance of $23,757, $26,071 and $25,398, and an employer nonqualified deferred compensation plan matching contribution of $6,900, $6,750 and $6,600, for fiscal 2008, 2007 and 2006, respectively.

(6)          Mr. Feinstein deferred $222,115, $270,920 and $264,423 of his salary for fiscal 2008, 2007 and 2006, respectively, pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.  Such amount for fiscal 2008 is also reported in the Deferred Compensation Table below.

(7)          All Other Compensation for Mr. Feinstein includes incremental costs to the Company for tax preparation services of $21,687, $22,987 and $22,525, car service of $82,731, $4,537 and $51,087 and car allowance of $28,991, $32,613 and $29,727, and an employer nonqualified deferred compensation plan matching contribution of $6,900, $6,750 and $6,600, for fiscal 2008, 2007 and 2006, respectively.

(8)          Mr. Temares deferred $20,923, $15,769 and $10,769 of his salary for fiscal 2008, 2007 and 2006, respectively, pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.  Such amount for fiscal 2008 is also reported in the Deferred Compensation Table below.  Additionally, Mr. Temares contributed $11,700, $8,580 and $9,635 of his salary for fiscal 2008, 2007 and 2006, respectively, to the Bed Bath & Beyond Inc. 401(k) Savings Plan (the “Company 401(k)”).

(9)          The actuarial present value of the benefits payable under the supplemental executive retirement benefit agreement with Mr. Temares increased from fiscal 2007 to fiscal 2008, increased from fiscal 2006 to fiscal 2007 and decreased from fiscal 2005 to fiscal 2006.  With reference to fiscal 2008, see “Potential Payments Upon Termination or Change in Control — Messrs. Temares, Castagna and Stark” below.

(10)    All Other Compensation for Mr. Temares includes incremental costs to the Company for car allowance of $14,209, $16,871 and $15,026 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $6,895, $6,750 and $7,500, for fiscal 2008, 2007 and 2006, respectively.

(11)    Mr. Stark deferred $219,159, $232,212 and $205,289 of his salary for fiscal 2008, 2007 and 2006, respectively, pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.  Such amount for fiscal 2008 is also reported in the Deferred Compensation Table below.  Additionally, Mr. Stark contributed $5,000 of his salary in each of the fiscal years to the Company 401(k).

(12) All Other Compensation for Mr. Stark includes incremental costs to the Company for car allowance of $3,487, $3,162 and $2,923 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $6,900, $6,749 and $6,600, for fiscal 2008, 2007 and 2006, respectively.

(13) Mr. Castagna deferred $67,054, $52,827 and $40,673 of his salary for fiscal 2008, 2007 and 2006, respectively, pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.  Such amount for fiscal 2008 is also reported in the Deferred Compensation Table below.  Additionally, Mr. Castagna contributed $6,500, $4,781 and $8,866 of his salary for fiscal 2008, 2007 and 2006, respectively, to the Company 401(k).

(14)    All Other Compensation for Mr. Castagna includes incremental costs to the Company for car allowance of $6,570, $10,522 and $11,114 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $6,898, $6,352 and $7,115, for fiscal 2008, 2007 and 2006, respectively.

Employment Agreements with Messrs. Eisenberg and Feinstein

Messrs. Eisenberg and Feinstein have employment agreements with the Company for executive employment terms which expire on June 30, 2010, or as further extended by mutual agreement.  These agreements provide for salaries at the rate of $800,000 per year which may be increased from time to time by the Company.  The current annual salary for each of Messrs. Eisenberg and Feinstein is $1,100,000.  Under these agreements, each of Messrs. Eisenberg and Feinstein may at any time elect senior status (i.e., to be continued to be employed to provide non-line executive consultative services) at an annual salary of the greater of $400,000 (increased for cost of living adjustments) or 50% of his average salary over the three year period prior to such election for a period (the “Senior Status Period”) of up to ten years from the date of such election.  During the Senior Status Period, the executive must provide services at a level of at least 25% of the average level of services the executive performed for the prior 36 month period.  During the Senior Status Period, the Company is required to provide to the executive an office at a location specified by the executive, a secretary, car service and car allowance, all on a basis comparable to that which is currently provided to the executive.  The agreements contain non-competition, non-solicitation and confidentiality provisions.  These provisions generally apply through the term of employment, including the Senior Status Period and any other time when salary payments are required to be made under the agreements.  The agreements provide, in addition, for some of Messrs. Eisenberg’s and Feinstein’s employee benefits to continue during their active employment, their Senior Status Period and during the period of supplemental pension payments.  For a complete description of payments due to Messrs. Eisenberg and Feinstein upon termination of their employment with the Company, see “Potential Payments Upon Termination or Change in Control” below.

Agreements with Messrs. Temares, Stark and Castagna

Messrs. Temares, Stark and Castagna have employment agreements with the Company which provide for severance pay and other benefits upon a termination of their employment.  For a complete description of payments due to Messrs. Temares, Stark and Castagna upon termination of their employment with the Company, see “Potential Payments Upon Termination or Change in Control” below.  These agreements also provide for non-competition and non-solicitation of the Company’s employees during the term of employment and for one year thereafter (two years in the case of Mr. Castagna), and confidentiality during the term of employment and surviving the end of the term of employment.

Potential Payments Upon Termination or Change in Control

The named executive officers’ employment agreements and certain of the plans in which the executives participate require the Company to pay compensation to the executives if their employment terminates.  The estimated amount of compensation payable to the named executive officers in each termination situation is listed in the table below.  The table is presented using an assumed termination date and an assumed change in control date of February 28, 2009, the last day of the Company’s 2008 fiscal year and a price per share of common stock of $21.30 (the “Per Share Closing Price”), the closing per share price as of February 27, 2009, the last business day of the Company’s 2008 fiscal year.  Descriptions of the agreements under which such payments would be made follow:

Messrs. Eisenberg and Feinstein

Pursuant to their employment agreements, following the Senior Status Period, Messrs. Eisenberg and Feinstein are each entitled to supplemental pension payments of $200,000 per year (as adjusted for a cost of living increase) until the death of the survivor of him and his current spouse.  The agreements provide, in addition, for some of Messrs. Eisenberg’s and Feinstein’s employee benefits to continue during their Senior Status Period and during the period of supplemental pension payments or following a termination upon a change in control.

Under the agreements, if Messrs. Eisenberg and Feinstein are terminated without “cause” (as defined below) or if the executive is removed from or not reelected to any officer or director position prior to his Senior Status Period (or any officer position during his Senior Status Period), there is a material diminution in the executive’s salary, benefits or perquisites or, prior to his Senior Status Period, there is a material diminution in the executive’s duties or the Company’s principal office or the executive’s own office location as assigned to him by the Company is relocated and the executive elects to terminate his employment, the executive shall be paid through the end of the term of employment and the Senior Status Period.  Following a change in control of the Company (as defined in the agreements), each of the executives may, at his option, upon 90 days’ written notice, terminate employment and shall be paid an amount equal to three times salary then in effect, if the written notice is given before the Senior Status Period, or, if during the Senior Status Period, one half of Senior Status Salary for the number of years (including fractions), if any, remaining in the Senior Status Period, payable over such applicable period in accordance with normal payroll practices.  In the event any amounts paid or provided to the executive in connection with a change in control are determined to constitute “excess parachute payments” under Code Section 280G which would be subject to the excise tax imposed by Code Section 4999, the executive shall be entitled to receive an additional “gross-up payment” in an amount such that after payment by the executive of all taxes the executive retains an amount of such “gross-up payment” equal to the excise tax imposed.  In the event of termination of employment, the executives are under no obligation to seek other employment and there is no reduction in the amount payable to the executive on account of any compensation earned from any subsequent employment.  In the event of termination due to death of either of the executives, the executive’s estate or beneficiary shall be entitled to his salary for a period of one year following his death and payment of expenses incurred by executive and not yet reimbursed at the time of death.  In the event of termination due to the inability to substantially perform his duties and responsibilities for a period of 180 consecutive days, the executive shall be entitled to his salary for a period of one year following the date of termination (less any amounts received under the Company’s benefit plans as a result of such disability).  Either of the executives may be terminated for “cause” upon written notice of the Company’s intention to terminate his employment for cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for cause is based.  The executives shall have ten days after such notice is given to cure such conduct, to the extent a cure is possible.  “Cause” means (i) the executive is convicted of a felony involving moral turpitude or (ii) the executive is guilty of willful gross neglect or willful gross misconduct in carrying out his duties under the agreement, resulting, in either case, in material economic harm to the Company, unless the executive believed in good faith that such act or non-act was in the best interests of the Company.  In addition, pursuant to their respective restricted stock agreements, all shares of restricted stock will vest upon termination of employment for any reason other than for “cause.”

In substitution for a split dollar insurance benefit previously provided to such executives, in fiscal 2003, the Company entered into deferred compensation agreements with Messrs. Eisenberg and Feinstein under which the Company is obligated to pay Messrs. Eisenberg and Feinstein $2,125,000 and $2,080,000, respectively, in each case payable only on the last day of the first full fiscal year of the Company in which the total compensation of Mr. Eisenberg or Feinstein, as applicable, will not result in the loss of a deduction for such payment pursuant to applicable federal income tax law.

Messrs. Temares, Stark and Castagna

The agreements with Messrs. Temares and Stark provide for severance pay equal to three years’ salary, and the agreement with Mr. Castagna provides for severance pay equal to one year’s salary, if the Company terminates their employment other than for “cause” (including by reason of death or disability) and one year’s severance pay if the executive voluntarily leaves the employ of the Company. Severance pay will be paid in accordance with normal payroll, however any amount due prior to the six months after termination of employment will be paid in a lump sum on the date following the six month anniversary of termination of employment. Any severance payable to these executives will be reduced by any monetary compensation earned by them as a result of their employment by another employer or otherwise.  Cause is defined in the agreements as when the executive has: (i) acted in bad faith or with dishonesty; (ii) willfully failed to follow reasonable and lawful directions of the Company’s Chief Executive Officer or the Board of Directors, as applicable, commensurate with his titles and duties; (iii) performed his duties with gross negligence; or (iv) been convicted of a felony.  Upon a termination of employment by the Company for any reason other than for “cause,” all unvested options will vest and become exercisable.  In addition, pursuant to their respective restricted stock agreements, all shares of restricted stock will vest upon any such termination of employment.  These agreements also provide for non-competition during the term of employment and for one year thereafter (two years in the case of Mr. Castagna), and confidentiality during the term of employment and surviving the end of the term of employment.

Mr. Temares is party to a supplemental executive retirement benefit agreement with the Company under which, if he remains employed by the Company through June 12, 2012 (the twentieth anniversary of his employment with the Company) or the earlier occurrence of a change of control of the Company (as defined in the agreement), he is entitled to receive a supplemental retirement benefit on his retirement or other separation from service from the Company.  The retirement benefit will be an annual amount equal to 50% of Mr. Temares’ annual base salary on the date of termination of employment for a period of 10 years, payable, in general, except as described below, in accordance with the Company’s normal payroll practices.  In the event Mr. Temares is terminated without cause, his employment is terminated due to death or disability, or his retirement occurs within 12 months after the occurrence of change of control of the Company, he will receive the present value of such supplemental retirement benefit in a lump sum.  Except in the case of Mr. Temares’ death, such lump sum payment will be made six months after the date of termination of employment and, in the case of a retirement benefit payable over a ten-year period, any amount due prior to six months after the termination of employment will be paid in a lump sum on the date six months from the date of such termination of employment.

Table and related footnotes follow on the next two pages.

	Cash Severance	Senior Status Salary Continuation (2)	Option Acceleration (3)	Restricted Stock Acceleration (3)	Benefit Continuation (4)	Non-Qualified Deferred Compensation Balance (5)	Supplemental Pension (6)	Split-Dollar Life Insurance Substitute Payment (7)	Total

Warren Eisenberg (8)
Termination Without Cause/
Constructive Termination (1)	$1,469,722	$5,500,000	$—	$3,632,246	$926,463	$527,374	$1,315,284	$2,125,000	$15,496,089
Change in Control (no termination)	$—	$—	$—	$—	$—	$—	$—	$—	—
Change in Control + Termination (1)	$1,469,722	$5,500,000	$—	$3,632,246	$926,463	$527,374	$1,315,284	$2,125,000	$15,496,089
Change in Control + Voluntary
Termination (9)	$3,300,000	$—	$—	$—	$926,463	$527,374	$1,315,284	$2,125,000	$8,194,121

Leonard Feinstein (8)
Termination Without Cause/
Constructive Termination (1)	$1,469,722	$5,500,000	$—	$3,632,246	$1,895,664	$528,933	$2,375,286	$2,080,000	$17,481,851
Change in Control (no termination)	$—	$—	$—	$—	$—	$—	$—	$—	—
Change in Control + Termination (1)	$1,469,722	$5,500,000	$—	$3,632,246	$1,895,664	$528,933	$2,375,286	$2,080,000	$17,481,851
Change in Control + Voluntary
Termination (9)	$3,300,000	$—	$—	$—	$1,895,664	$528,933	$2,375,286	$2,080,000	$10,179,883

Steven H. Temares
Termination Without Cause (9)	$4,500,000	$—	$—	$3,891,446	$—	$46,397	$6,322,402	$—	$14,760,245
Voluntary Termination (10)	$1,500,000	$—	$—	$—	$—	$46,397	$—	$—	$1,546,397
Change in Control (no termination)	$—	$—	$—	$—	$—	$—	$—	$—	—
Change in Control + Termination (9)	$4,500,000	$—	$—	$3,891,446	$—	$46,397	$6,322,402	$—	$14,760,245

Arthur Stark
Termination Without Cause (9)	$3,165,000	$—	$—	$1,853,441	$—	$723,720	$—	$—	$5,742,161
Voluntary Termination (10)	$1,055,000	$—	$—	$—	$—	$723,720	$—	$—	$1,778,720
Change in Control (no termination)	$—	$—	$—	$—	$—	$—	$—	—	—
Change in Control + Termination (9)	$3,165,000	$—	$—	$1,853,441	$—	$723,720	$—	$—	$5,742,161

Eugene A. Castagna
Termination Without Cause (10)	$840,000	$—	$—	$1,478,966	$—	$124,524	$—	$—	$2,443,490
Voluntary Termination (10)	$840,000	$—	$—	$—	$—	$124,524	$—	$—	$964,524
Change in Control (no termination)	$—	$—	$—	$—	$—	$—	$—	$—	—
Change in Control + Termination (10)	$840,000	$—	$—	$1,478,966	$—	$124,524	$—	$—	$2,443,490

(1)          Cash severance represents current salary continuation through June 30, 2010.

(2)          Represents 50% of current salary payable for 10 years during the Senior Status Period.

(3)          Represents the value of unvested outstanding stock options and restricted stock that would accelerate and vest on a termination occurring on February 28, 2009.  In the case of stock options, the value is calculated by multiplying the number of shares underlying each accelerated unvested stock option by the difference between the Per Share Closing Price and the per share exercise price.  In the case of restricted stock, the value is calculated by multiplying the number of shares of restricted stock that accelerate and vest by the Per Share Closing Price.

(4)          Represents the estimated present value of continued health and welfare benefits and other perquisites for the life of the executive and his spouse.

(5)          Reflects executives’ vested account balances as of February 28, 2009.

(6)          For Messrs. Eisenberg and Feinstein, represents the estimated present value of lifetime supplemental pension payments, commencing at the conclusion of the Senior Status Period.  For Mr. Temares, present value will be paid out 6 months following 1) termination without cause or 2) any termination (including voluntary termination) following a change in control.

(7)          This amount will be paid on the last day of the following fiscal year.

(8)          Based on their employment agreements, Messrs. Eisenberg and Feinstein are eligible to receive tax gross up payments in the event that excise taxes are triggered as a result of certain types of compensation payments, as defined under Code Section 280G, that may become payable in connection with a change in control.  However, no tax gross up payments are disclosed above since neither of these executives would have been subject to excise taxes as a result of payments subject to Code Section 280G that would have been made in connection with a change in control occurring on February 28, 2009.

(9)          Cash severance represents three times current salary payable over a period of three years.

(10)    Cash severance represents one times current salary payable over a period of one year.

STOCK OPTIONS AND RESTRICTED STOCK

Grants of Stock Options and Restricted Stock Awards for Fiscal 2008

The following table sets forth information with respect to stock options granted and restricted stock awarded during the Company’s 2008 fiscal year to each of our named executive officers under the Company’s 2004 Incentive Compensation Plan (the “2004 Plan”).  The Company did not grant any non-equity incentive plan awards in the 2008 fiscal year.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Warren Eisenberg	5/12/08	60,846	81,367	$32.87	$33.51	$3,000,008
Leonard Feinstein	5/12/08	60,846	81,367	$32.87	$33.51	$3,000,008
Steven H. Temares	5/12/08	73,015	374,288	$32.87	$33.51	$7,000,003
Arthur Stark	5/12/08	30,423	41,029	$32.87	$33.51	$1,590,001
Eugene A. Castagna	5/12/08	22,817	41,029	$32.87	$33.51	$1,339,992

(1)          Number of shares of restricted stock when converted from dollars to shares, which number is rounded up to the nearest whole share.

(2)          Pursuant to the SEC rules, stock option awards are valued in accordance with SFAS No. 123R.  See footnote 2 to the Summary Compensation Table in this Proxy Statement.

Vesting of restricted stock awards depends on (i) the Company’s achievement of a performance-based test for the fiscal year of the grant, and (ii) assuming the performance-based test is met, time vesting, subject in general to the executive remaining in the Company’s employ on specific vesting dates.  The performance-based test for fiscal 2008 was met.   The performance test is designed to meet the standard for performance-based compensation under the Code, so that restricted stock awards will be deductible compensation for certain executives if their annual compensation exceeds $1,000,000.  The stock awards granted in fiscal 2008 to Messrs. Eisenberg, Feinstein and Temares time vest in five equal installments starting on the first anniversary of the grant date.  The stock awards granted in fiscal 2008 to Messrs. Stark and Castagna time vest in five equal installments starting on the third anniversary of the grant date.

The options granted in fiscal 2008 to Messrs. Eisenberg and Feinstein vest in three equal installments starting on the first anniversary of the grant date.  The options granted in fiscal 2008 to Mr. Temares vest in five equal installments starting on the first anniversary of the grant date.  The options granted in fiscal 2008 to Messrs. Stark and Castagna vest in five equal installments starting on the third anniversary of the grant date.  At the time of grant or thereafter, option awards and underlying shares of common stock, are not transferable other than by will or the laws of descent and distribution, except as the Compensation Committee may permit.

Outstanding Stock Option and Restricted Stock Awards at Fiscal Year-End for 2008

The following table sets forth information for each of the named executive officers with respect to the value of all unexercised options and unvested restricted stock awards as of February 28, 2009, the end of fiscal 2008.

Option Awards (1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
Warren Eisenberg	100,000	0	$23.7815	3/30/11	170,528	3,632,246
	200,000	0	$31.6150	3/6/12
	100,000	0	$32.5200	3/6/12
	133,333	0	$38.2200	4/25/13
	266,667	0	$38.7650	4/25/13
	300,000	0	$41.3450	3/3/14
	100,000	0	$37.5100	4/20/13
	66,667	33,333	$38.5150	4/17/14
	33,334	66,666	$41.1150	5/10/15
	0	81,367	$32.8700	5/12/16

Leonard Feinstein	100,000	0	$23.7815	3/30/11	170,528	3,632,246
	200,000	0	$31.6150	3/6/12
	100,000	0	$32.5200	3/6/12
	133,333	0	$38.2200	4/25/13
	266,667	0	$38.7650	4/25/13
	300,000	0	$41.3450	3/3/14
	100,000	0	$37.5100	4/20/13
	66,667	33,333	$38.5150	4/17/14
	33,334	66,666	$41.1150	5/10/15
	0	81,367	$32.8700	5/12/16

Steven H. Temares	400,000	0	$14.7658	8/13/09	182,697	3,891,446
	480,000	0	$11.4688	3/13/10
	120,000	0	$15.8125	3/13/10
	180,000	0	$23.7815	3/30/11
	120,000	0	$24.5940	3/30/11
	120,000	0	$31.6150	3/6/12
	180,000	0	$32.5200	3/6/12
	80,000	0	$38.2200	4/25/13
	320,000	0	$38.7650	4/25/13
	240,000	60,000	$41.3450	3/3/14
	120,000	80,000	$37.5100	4/20/13
	80,000	120,000	$38.5150	4/17/14
	40,000	160,000	$41.1150	5/10/15
	0	374,288	$32.8700	5/12/16

Arthur Stark	60,000	0	$11.4688	3/13/10	87,016	1,853,441
	15,000	0	$23.7815	3/30/11
	15,000	0	$31.6150	12/31/09
	60,000	40,000	$38.7650	4/25/13
	40,000	60,000	$41.3450	3/3/14
	5,000	20,000	$37.5100	4/20/13
	0	25,000	$38.7950	4/17/14
	0	25,000	$41.1150	5/10/15
	0	41,029	$32.8700	5/12/16

Eugene A. Castagna	30,000	0	$23.7815	12/31/09	69,435	1,478,966
	60,000	15,000	$31.6150	12/31/10
	60,000	40,000	$38.7650	4/25/13
	40,000	60,000	$41.3450	3/3/14
	5,000	20,000	$37.5100	4/20/13
	0	25,000	$38.7950	4/17/14
	0	25,000	$41.1150	5/10/15
	0	41,029	$32.8700	5/12/16

(1)          During the Company’s fiscal year 2006, an independent committee of the Company’s Board of Directors identified various deficiencies in the process of granting and documenting stock options and restricted shares, with the result, among other things, that for purposes of Section 409A of the Code (“Section 409A”), certain stock options were deemed to have been granted with an exercise price less than the value of underlying common stock on the date of grant.  Under Section 409A, this would have subjected certain stock options held by a significant number of the Company’s employees (including Messrs. Eisenberg, Feinstein, Temares, Stark and Castagna) to adverse tax consequences unless brought into compliance with Section 409A.  In order to effect such compliance, the exercise price of certain options held by Messrs. Eisenberg, Feinstein and Temares was increased, and the exercise of certain options held by Messrs. Stark and Castagna was limited to a specified calendar year (in all cases without any payment or other consideration to the affected executive).  As a consequence, individual option grants to Messrs. Eisenberg, Feinstein and Temares may appear in this table as multiple entries where the exercise price was increased for only a portion of such grant, and, in the cases of Messrs. Stark and Castagna, some grants appear with a December 31 expiration date where that year was selected as the latest year in which any portion of such grant may be exercised.

(2)          Market value is based on the closing price of the Company’s common stock of $21.30 per share on February 27, 2009, the last trading day in fiscal year 2008.

Options Exercises and Restricted Stock Vested for 2008

The following table includes certain information with respect to the exercise of options and vesting of restricted stock by named executive officers during fiscal 2008.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Warren Eisenberg(1)	0	0	36,934	1,174,832
Leonard Feinstein(1)	0	0	36,934	1,174,832
Steven H. Temares(1) (4)	160,000	3,504,396	36,934	1,174,832
Arthur Stark (2)	0	0	3,199	102,550
Eugene A. Castagna(3) (5)	24,000	229,922	3,199	102,550

(1)          Messrs. Eisenberg, Feinstein and Temares each acquired 12,797 shares with a market price of $32.06 on April 21, 2008, 12,463 shares with a market price of $30.57 on April 17, 2008, and 11,674 shares with a market price of $32.87 on May 12, 2008 upon the lapse of restrictions on previously granted shares of restricted stock.

(2)          Mr. Stark acquired 3,199 shares with a market price of $32.06 on April 21, 2008, upon the lapse of restrictions on previously granted shares of restricted stock.

(3)          Mr. Castagna acquired 3,199 shares with a market price of $32.06 on April 21, 2008, upon the lapse of restrictions on previously granted shares of restricted stock.

(4)          Mr. Temares exercised 160,000 stock options on May 6, 2008, with an exercise price of $11.8282 and a market price of $33.73.  These options were expiring on May 27, 2008.

(5)          Mr. Castagna exercised 24,000 stock options on November 13, 2008, with an exercise price of $11.4688 and a market price of $21.05.  These options were expiring on December 31, 2008 and, pursuant to the Company’s insider trading policy, could not be exercised between November 21, 2008 and their expiration date.

DEFERRED COMPENSATION

Effective January 1, 2006, the Company adopted a nonqualified deferred compensation plan for the benefit of employees defined by the Internal Revenue Service as highly compensated.  A certain percentage of an employee’s contributions may be matched by the Company, subject to certain plan limitations, as more fully described below.  The following table provides compensation information for the Company’s nonqualified deferred compensation plan for each of the named executive officers for fiscal year 2008.

Nonqualified Deferred Compensation for Fiscal Year 2008

Name	Executive Contributions for Fiscal Year 2008(1) ($)	Company Contributions for Fiscal Year 2008(2) ($)	Aggregate Earnings (Losses) in Fiscal Year 2008 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year End 2008 ($)
Warren Eisenberg	222,115	6,900	(278,143)	0	527,374
Leonard Feinstein	222,115	6,900	(279,080)	0	528,933
Steven H. Temares	20,923	1,053	(9,265)	0	46,397
Arthur Stark	219,159	4,406	(7,677)	0	723,720
Eugene A. Castagna	67,054	3,650	(49,474)	0	124,524

(1)          All amounts reported in this column were also reported in this Proxy Statement in the “Salary” column of the Summary Compensation Table for the applicable named executive officer.

(2)          All amounts reported in this column were also reported in this Proxy Statement in the “All Other Compensation” column of the Summary Compensation Table for the applicable named executive officer.

Under the Company’s nonqualified deferred compensation plan, a participant’s regular earnings may be deferred at the election of the participant, excluding bonus or incentive compensation, welfare benefits, fringe benefits, noncash remuneration, amounts realized from the sale of stock acquired under a stock option or grant, and moving expenses.

When a participant elects to make a deferral under the plan, the Company credits the account of the participant with a matching contribution equal to fifty percent of the deferral, offset dollar for dollar by any matching contribution that the Company makes to the participant under the Company’s 401(k) plan.  The payment of this matching contribution is made upon the conclusion of the fiscal year.  The maximum matching contribution to be made by the Company to a participant between the Company’s nonqualified deferred compensation plan and the Company’s 401(k) plan cannot exceed the lesser of $6,900 and three percent of a participant’s eligible compensation.

A participant is fully vested in amounts deferred under the nonqualified deferred compensation plan.  A participant has a vested right in matching contributions made by the Company under the nonqualified deferred compensation plan, depending on the participant’s years of service with the Company:  twenty percent at one to two years of service, forty percent at two to three years of service, sixty percent at three to four years of service, eighty percent at four to five years of service and one hundred percent at five or more years of service.  As each of the named executive officers has more than five years of service to the Company, they are each fully vested in the matching contributions made by the Company under the plan.

Amounts in a participant’s account in the nonqualified deferred compensation plan are payable either in a lump sum or substantially equal annual installments over a period of five or ten years, as elected by the participant.  Such distributions may be delayed to a period of six months following a participant’s termination of employment to comply with applicable law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table below sets forth certain information regarding the beneficial ownership of shares of our common stock as of May 5, 2009 by (i) each person or group of affiliated persons known by us to beneficially own more than five percent of our common stock; (ii) our named executive officers; (iii) each of our directors and nominees for director; and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of common stock issuable within 60 days of May 5, 2009 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date.  Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Exchange Act, and includes voting and investment power with respect to shares.  Percentage of beneficial ownership is based on 260,855,916 shares of our common stock outstanding at May 5, 2009.  Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Bed Bath & Beyond Inc., 650 Liberty Avenue, Union, New Jersey 07083.

		Number of Shares of Common Stock
		Beneficially Owned and Percent of Class as
Name	Position	of May 5, 2009
T. Rowe Price Associates, Inc.		37,370,084	(1)	14.3%
FMR LLC		24,828,416	(2)	9.5%
Davis Selected Advisers, L.P.		21,710,854	(3)	8.3%
PRIMECAP Management Company		15,579,653	(4)	6.0%
Warren Eisenberg	Co-Chairman and Director	6,220,644	(5)	2.4%
Leonard Feinstein	Co-Chairman and Director	4,720,885	(6)	1.8%
Steven H. Temares	Chief Executive Officer and Director	2,595,833	(7)	1.0%
Arthur Stark	President and Chief Merchandising Officer	341,153	(8)	*
Eugene A. Castagna	Chief Financial Officer and Treasurer	299,175	(9)	*
Dean S. Adler	Director	9,857		*
Stanley F. Barshay	Director	7,675		*
Klaus Eppler	Director	9,042		*
Patrick R. Gaston	Director	4,775		*
Jordan Heller	Director	6,526		*
Robert S. Kaplan	Director	14,016		*
Victoria A. Morrison	Director	4,309		*
Fran Stoller	Director	3,305		*
All Directors and Executive Officers as a Group (14 persons)		14,842,019		5.7%

*                                         Less than 1% of the outstanding common stock of the Company.

(1)   Information regarding T. Rowe Price Associates, Inc. was obtained from a Schedule 13G filed with the SEC on February 11, 2009 by T. Rowe Price Associates, Inc.  The Schedule 13G states that T. Rowe Price Associates, Inc. is deemed to have beneficial ownership of 37,370,084 shares of common stock, acquired in the ordinary course of business.  The Schedule 13G also states that T. Rowe Price Associates, Inc. has the sole power to dispose or to direct the disposition of 37,300,784 shares of common stock.  The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(2)   Information regarding FMR LLC was obtained from a Schedule 13G filed with the SEC on February 17, 2009 by FMR LLC.  The Schedule 13G states that FMR LLC is deemed to have beneficial ownership of 24,828,416 shares of common stock, acquired in the ordinary course of business.  The Schedule 13G also states that FMR LLC has the sole power to dispose or to direct the disposition of 24,828,416 shares of common stock.  The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(3)   Information regarding Davis Selected Advisers, L.P. was obtained from a Schedule 13G filed with the SEC on February 13, 2009 by Davis Selected Advisers, L.P.  The Schedule 13G states that Davis Selected Advisers, L.P. is deemed to have beneficial ownership of 21,710,854 shares of common stock, acquired in the ordinary course of business.  The Schedule 13G also states that Davis Selected Advisers, L.P. has the sole power to dispose or to direct the disposition of 21,710,854 shares of common stock.  The address of Davis Selected Advisers, L.P. is 2949 East Elvira Road, Suite 101, Tucson, AZ 85756.

(4)   Information regarding PRIMECAP Management Company was obtained from a Schedule 13G filed with the SEC on February 12, 2009 by PRIMECAP Management Company.  The Schedule 13G states that PRIMECAP Management Company is deemed to have beneficial ownership of 15,579,653 shares of common stock, acquired in the ordinary course of business.  The Schedule 13G also states that PRIMECAP Management Company has the sole power to dispose or to direct the disposition of 15,579,653 shares of common stock.  The address of PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, CA 91101.

(5)   The shares shown as being owned by Mr. Eisenberg include:  (a) 1,485,586 shares owned by Mr. Eisenberg individually; (b) 1,393,790 shares issuable pursuant to stock options granted to Mr. Eisenberg that are or become exercisable within 60 days; (c) 696,000 shares owned by a foundation of which Mr. Eisenberg and his family members are trustees and officers; (d) 2,000,000 shares owned by trusts for the benefit of Mr. Eisenberg and his family members; (e) 500,000 shares owned by his spouse; and (f) 145,268 shares of restricted stock.  Mr. Eisenberg has sole voting power with respect to the shares held by him individually and in trust for his benefit but disclaims beneficial ownership of any of the shares not owned by him individually and 1,000,000 shares in trust for the benefit of his family members.

(6)   The shares shown as being owned by Mr. Feinstein include:  (a) 614,627 shares owned by Mr. Feinstein individually; (b) 1,393,790 shares issuable pursuant to stock options granted to Mr. Feinstein that are or become exercisable within 60 days; (c) 567,200 shares owned by a foundation of which Mr. Feinstein and his family members are trustees and officers; (d) 2,000,000 shares owned by trusts for the benefit of Mr. Feinstein and his family members; and (e) 145,268 shares of restricted stock.  Mr. Feinstein has sole voting power with respect to the shares held by him individually and in trust for his benefit but disclaims beneficial ownership of any of the shares not owned by him individually and 1,000,000 shares in trust for the benefit of his family members.

(7)   The shares shown as being owned by Mr. Temares include:  (a) 98,539 shares owned by Mr. Temares individually; (b) 2,334,857 shares issuable pursuant to stock options granted to Mr. Temares that are or become exercisable within 60 days; (c) 5,000 shares owned by a family limited partnership; and (d) 157,437 shares of restricted stock. Mr. Temares has sole voting power with respect to the shares held by him individually but disclaims beneficial ownership of the shares owned by the family limited partnership, except to the extent of his pecuniary interest therein.

(8)   The shares shown as being owned by Mr. Stark include: (a) 16,230 shares owned by Mr. Stark individually; (b) 245,000 shares issuable pursuant to stock options that are or become exercisable within 60 days; and (c) 79,923 shares of restricted stock.

(9)   The shares shown as being owned by Mr. Castagna include:  (a) 6,054 shares owned by Mr. Castagna individually; (b) 230,000 shares issuable pursuant to stock options that are or become exercisable within 60 days; and (c) 63,121 shares of restricted stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock.  Based solely upon a review of the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our common stock and their common stock holdings for fiscal 2008, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors and executive officers.

NEXT YEAR’S ANNUAL MEETING

Proposals which shareholders intend to present at the 2009 Annual Meeting of Shareholders must be received by the Company no later than [February 1], 2010, to be presented at the meeting or to be eligible for inclusion in next year’s proxy statement under the SEC’s proxy rules.  Such proposals can be sent to the Company at 650 Liberty Avenue, Union, New Jersey 07083, Attn: Warren Eisenberg, Co-Chairman and Secretary.

BED BATH & BEYOND INC.

650 LIBERTY AVENUE

UNION, NJ 07083

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Bed Bath & Beyond Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bed Bath & Beyond Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF VOTING BY MAIL, PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M15185-P76565	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BED BATH & BEYOND INC.			For	Withhold	For All
			All	All	Except
1.	ELECTION OF DIRECTORS

	The Board of Directors Recommends a Vote “FOR ALL NOMINEES” with respect to Proposal 1.		☐	☐	☐

Nominees for a one (1) year term:

	01)	Warren Eisenberg
	02)	Leonard Feinstein
	03)	Steven H. Temares
	04)	Dean S. Adler
	05)	Stanley F. Barshay
	06)	Klaus Eppler
	07)	Patrick R. Gaston
	08)	Jordan Heller
	09)	Victoria A. Morrison
	10)	Fran Stoller

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors Recommends a Vote “FOR” Proposals 2-5.			For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF KPMG LLP		☐	☐	☐

3.	AMEND CERTIFICATE OF INCORPORATION; MAJORITY VOTING IN NON-CONTESTED DIRECTOR ELECTlONS		☐	☐	☐

4a.	AMEND CERTIFICATE OF INCORPORATION; ELIMINATE EXPRESS SUPERMAJORlTY VOTING PROVISIONS		☐	☐	☐

4b.	AMEND CERTIFICATE OF INCORPORATION; ELIMINATE STATUTORY SUPERMAJORITY VOTING REQUIREMENTS		☐	☐	☐

5.	RE-APPROVAL OF PERFORMANCE GOALS UNDER 2004 INCENTIVE COMPENSATION PLAN		☐	☐	☐

The Board of Directors Recommends a Vote “AGAINST” Proposal 6.

6.	SHAREHOLDER PROPOSAL; SUSTAINABILITY REPORT		☐	☐	☐

7.	In their discretion, the Proxies are authorized to vote upon such other business as may be brought before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)		Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice of 2009 Annual Shareholders’ Meeting, Proxy Statement and Fiscal 2008 Annual Report are

available at www.bedbathandbeyond.com/annualmeeting2009.asp

M15186-P76565

PROXY

BED BATH & BEYOND INC.

650 LIBERTY AVENUE

UNION, NEW JERSEY 07083

ANNUAL MEETING OF SHAREHOLDERS

JUNE 30, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Warren Eisenberg and Leonard Feinstein, or either one of them, acting singly, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Bed Bath & Beyond Inc. held of record by the undersigned on May 5, 2009 at the Annual Meeting of Shareholders to be held on June 30, 2009 or any adjournment or adjournments thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED HEREBY WILL BE VOTED, IF NOT OTHERWISE SPECIFIED, FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSALS 2, 3, 4A, 4B AND 5, AND AGAINST PROPOSAL 6.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued on Reverse Side)